As filed with the Securities and Exchange Commission on July 9, 2010
An Exhibit List can be found on page II-6.
Registration No. 333-167380

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
____________________________

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________

ENERGY TELECOM, INC.
(Exact name of registrant as specified in its charter)

Florida	3669	65-0434332
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3501-B N. Ponce de Leon Blvd., #393
St. Augustine, Florida 32084
(904) 819-8995
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas Rickards, Chief Executive Officer
ENERGY TELECOM, INC.
3501-B N. Ponce de Leon Blvd., #393
St. Augustine, Florida 32084
(904) 819-8995
 (Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Marc J. Ross, Esq.
James M. Turner, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Flr.
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See definitions of “large accelerated filer,” “accelerated filed,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Class A Common Stock, par value $.0001 per share	2,386,802	$0.90	$2,148,121.80	$153.16
Total	2,386,802		$2,148,121.80	$153.16	(2)

(1)	Estimated in accordance with Rule 457(c) of the Securities Act, based on the average of the high and low prices as reported on June 4, 2010.
(2)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 9, 2010

PROSPECTUS

ENERGY TELECOM, INC.

2,386,802 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of up to 2,386,802 shares of our common stock.  The selling stockholders may be deemed underwriters of the shares of common stock which they are offering.  We will pay the expenses of registering these shares.

We are a non-reporting company whose stock trades from time to time on the Grey Sheets under the symbol “ENRG”.  Until July 28, 2010, the symbol will be “ENRGD” to reflect a recent reverse stock split.  A stock that trades on the Grey Sheets means there are no market makers in the stock and that it is not listed, traded or quoted on any stock exchange, the OTCBB or the Pink Sheets. Trades in grey market stocks are reported by broker-dealers to their Self Regulatory Organization (SRO) and the SRO distributes the trade data to market data vendors and financial websites so investors can track price and volume. The last reported sales price per share of our common stock as reported on June 18, 2010, was $0.85. We intend to begin discussions with various market makers in order to arrange for an application to be made with respect to our common stock, to be approved for quotation on the Over-The-Counter Bulletin Board upon the effectiveness of this prospectus.   There is no assurance that a market maker will make an application and be approved for quotation of our stock on the Over-The-Counter Bulletin Board.  We currently intend to continue with this offering even if our common stock is not approved for quotation on the Over-The-Counter Bulletin Board. Upon effectiveness of the registration statement that this prospectus is a part of, we will become a reporting company pursuant to Section 15(d) of the Securities Exchange Act of 1934, or the Exchange Act.  Our reporting obligations under the Exchange Act will be required, even if our common stock is not approved for quotation on the Over-The-Counter Bulletin Board.

The selling stockholders are offering these shares of common stock. The selling stockholders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling stockholders will receive all proceeds from the sale of the common stock. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."

The securities offered in this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 2 of this prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ____, 2010

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.  This prospectus will be updated as required by law.

All information contained herein relating to shares and per share data has been adjusted to reflect a 1:6 reverse stock split effected on January 11, 2008.

All information contained herein relating to shares and per share data has been adjusted to reflect a 1:5 reverse stock split effected on June 28, 2010, except for the financial statements and notes thereto, which were already issued and available for use prior to the reverse stock split.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the notes to the financial statements.

ENERGY TELECOM, INC.

We were incorporated on September 7, 1993 under the laws of the State of Florida as The Energy Corp. On April 24, 2004, we changed our name to Energy Telecom, Inc.

We are a development stage company that holds U.S. and foreign patents allowing for the manufacture, marketing and distribution of a hands-free, wireless communication eyewear providing quality sound and noise attenuation. In June 2010, we established a merchant account on Amazon.com, and on June 25, 2010 we began offering our eyewear for sale directly to the public.  Sales have been minimal to date, with approximately 30 units sold. We intend to market the eyewear to police, fire, rescue, military and security personnel, as well as companies in bio-hazardous, mining, construction and heavy manufacturing that utilize VHF and UHF radio communication. We believe our eyewear will also be in demand by those using cellular and smart phones for voice communication, and for listening to high-fidelity streaming stereo.

We have incurred losses since our inception. For the years ended December 31, 2009 and 2008, we generated no revenues and incurred net losses of $169,711 and $243,713, respectively.   At December 31, 2009, we had working capital of $18,096 and an accumulated deficit of $3,312,974.  These factors raise substantial doubt about our ability to continue as a going concern.  For the three months ended March 31, 2010, we generated no revenues and incurred a net loss of $70,304. To continue our operations and fully carry out our business plan for the next 12 months, we need to raise additional capital (up to $1,000,000) for which we currently do not have any contracts or commitments for additional funding. We can give no assurance that we will be able to raise such capital on terms acceptable to us, if at all. We have limited financial resources until such time that we are able to generate positive cash flow from operations.

We are a non-reporting company whose stock is listed on the Pink Sheets under the symbol “ENRG”.  We intend to begin discussions with various market makers in order to arrange for an application to be made with respect to our common stock, to be approved for quotation on the Over-The-Counter Bulletin Board upon the effectiveness of this prospectus.   We are registering shares of our common stock for resale pursuant to this prospectus in order to allow the selling stockholders to sell their holdings in the public market and to begin developing a more liquid public market for our securities to be able to seek public financing and business development opportunities in the future, although we currently do not have any contracts or commitments for any public financing or business development opportunities. Our management would like a more liquid public market for our common stock to develop from shares sold by the selling shareholders.  No assurances can be given that our common stock will be approved for quotation on the on the Over-The-Counter Bulletin Board or that a more liquid public market will develop.

Our principal offices are located at 3501-B N. Ponce de Leon Blvd., #393, St. Augustine, Florida 32084 and our telephone number is (904) 819-8995. We are a Florida corporation.

The Offering

Common stock offered by selling stockholders	2,386,802 shares.

Shares outstanding prior to and after the offering	5,504,408 shares as of July 6, 2010, of which 3,480,384 shares are held by non-affiliates.

Use of proceeds	We will not receive any proceeds from the sale of the common stock.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business:

We have a short operating history and have not produced significant revenues.  This makes it difficult to evaluate our future prospects and increases the risk that we will not be successful.

We have a short operating history with our current business model, which involves the manufacture, marketing and distribution of a hands-free, wireless communication eyewear.  While we have been in existence since 1993, we have been in the development stage since 2000 and did not generate any revenues through May 2010.  In June 2010, we generated minimal revenues from the sale of our telecom eyewear, but no assurances can be given that we will generate any significant revenue, or any revenues at all, in the near term. As a result, we have a very limited operating history for you to evaluate in assessing our future prospects.   We are still considered a development stage company.  Our operations since we entered the development stage have not produced significant revenues, and may not produce significant revenues in the near term, or at all, which may harm our ability to obtain additional financing and may require us to reduce or discontinue our operations.  You must consider our business and prospects in light of the risks and difficulties we will encounter as an early-stage company in a new and rapidly evolving industry.  We may not be able to successfully address these risks and difficulties, which could significantly harm our business, operating results, and financial condition.

We have a history of losses which may continue, which may negatively impact our ability to achieve our business objectives.

We incurred net losses of $169,711 for the year ended December 31, 2009 and $243,713 for the year ended December 31, 2008.  For the three months ended March 31, 2010, we incurred a net loss of $70,304. In addition, at March 31, 2010, we had an accumulated deficit of $3,383,278. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future.  Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether we will be able to continue expansion of our revenue. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

We received a modified report from our independent registered public accounting firm with an emphasis of matter paragraph for the year ended December 31, 2009 with respect to our ability to continue as a going concern.  The existence of such a report may adversely affect our stock price and our ability to raise capital.  There is no assurance that we will not receive a similar emphasis of matter paragraph for our year ended December 31, 2010.

In their report dated March 19, 2010, our independent registered public accounting firm expressed substantial doubt about our ability to continue as a going concern as we have incurred substantial losses since inception of development stage and have no revenues to date. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. Our continued net operating losses increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

If we are unable to obtain additional funding our business operations will be harmed and if we do obtain additional financing our then existing shareholders may suffer substantial dilution.

We require additional funds to sustain our operations and institute our business plan.  We anticipate that we will require up to approximately $1,000,000, for our anticipated operations for the next twelve months. Additional capital will be required to effectively support the operations and to otherwise implement our overall business strategy.  Even if we do receive additional financing, it may not be sufficient to sustain or expand our development operations or continue our business operations.

We do not have any contracts or commitments for additional funding, and there can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our development plans or cease our business operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

We face strong competition from other personal protection equipment companies.

The personal protection equipment market is highly competitive. Our competitors range in size from small companies focusing on single products to large multinational corporations that manufacture and supply many types of products. Our main competitors vary by region and product. We believe that participants in this industry compete primarily on the basis of product characteristics (such as design, style and functional performance), product quality, service, brand-name recognition and, to a lesser extent, price. Almost all of our competitors have greater financial and other resources than we do and may be able to grow more quickly through strategic acquisitions and may be able to better respond to changing business and economic conditions. Our net income could be adversely affected by competitors’ product innovations and increased pricing pressure. Individual competitors have advantages and strengths in different sectors of our markets, in different products and in different areas, including manufacturing and distribution systems, geographic market presence, customer service and support, breadth of product, delivery time and price. Some of our competitors also have greater access to capital and technological resources and we may not be able to compete successfully with them.

Our lack of diversification will increase the risk of an investment in us, and our financial condition and results of operations may deteriorate if we fail to diversify.

Our current business focuses on one product in the personal protection equipment market, our Telecommunication Eyewear. Larger companies have the ability to manage their risk by diversification. However, we currently lack diversification, in terms of both the nature and geographic scope of our business. As a result, we will likely be impacted more acutely by factors affecting our industry in which we operate, than we would if our business were more diversified, enhancing our risk profile.

If we fail to successfully introduce new products, we may lose market position.

New products, product improvements, line extensions or new packaging will be an important factor in our sales growth. If we fail to identify emerging consumer and technological trends, to maintain and improve the competitiveness of our existing products or to successfully introduce new products on a timely basis, we may lose market position. Continued product development and marketing efforts have all the risks inherent in the development of new products and line extensions, including development delays, the failure of new products and line extensions to achieve anticipated levels of market acceptance and the cost of failed product introductions.

Our continued success depends on our ability to protect our intellectual property. The failure to do so could impact our profitability and stock price.

Our success depends, in part, on our ability to obtain and enforce patents, maintain trade-secret protection and operate without infringing on the proprietary rights of third parties. Litigation can be costly and time consuming. Litigation expenses could be significant. In addition, we may decide to settle legal claims, including certain pending claims, despite our beliefs on the probability of success on the merits, to avoid litigation expenses as well as the diversion of management resources. While we have been issued patents and have registered trademarks with respect to our product and technology, our competitors may infringe upon our patents or trademarks, independently develop similar or superior products or technologies, duplicate our designs, trademarks, processes or other intellectual property or design around any processes or designs on which we have or may obtain patents or trademark protection. In addition, it is possible that third parties may have or acquire other technology or designs that we may use or desire to use, so that we may need to acquire licenses to, or to contest the validity of, such third-party patents or trademarks. Such licenses may not be made available to us on acceptable terms, if at all, and we may not prevail in contesting the validity of such third-party rights.

In addition to patent and trademark protection, we also protect trade secrets, know-how and other confidential information against unauthorized use by others or disclosure by persons who have access to them, including our employees, through contractual arrangements. These agreements may not provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If we are unable to maintain the proprietary nature of our technologies, we may lose market share to competing products using the same or similar technology.

Litigation brought by third parties claiming infringement of their intellectual property rights or trying to invalidate intellectual property rights owned or used by us may be costly and time consuming.

We may face lawsuits from time to time alleging that our products infringe on third-party intellectual property, and/or seeking to invalidate or limit our ability to use our intellectual property. If we become involved in litigation, we may incur substantial expense defending these claims and the proceedings may divert the attention of management, even if we prevail. An adverse determination in proceedings of this type could subject us to significant liabilities, allow our competitors to market competitive products without a license from us, prohibit us from marketing our products or require us to seek licenses from third parties that may not be available on commercially reasonable terms, if at all.

Product liability claims could have a material adverse effect on our operating results and negatively impact our stock price.

We face an inherent business risk of exposure to product liability claims arising from the alleged failure of our products to prevent the types of personal injury or death against which they are designed to protect. Any material uninsured losses due to product liability claims that we experience could subject us to material losses.

We could be required to recall or redesign our products if they prove to be defective. We maintain insurance against product liability claims (with the exception of asbestosis and silicosis cases, for which coverage is not commercially available), but it is possible that our insurance coverage will not continue to be available on terms acceptable to us or that such coverage will not be adequate for liabilities actually incurred. A successful claim brought against us in excess of available insurance coverage, or any claim or product recall that results in significant expense or adverse publicity against us, could have a material adverse effect on our business, operating results and financial condition.

Environmental, health and safety requirements could expose us to material obligations and liabilities and affect our profitability.

We are subject to federal, state, local and foreign laws, regulations and ordinances relating to the protection of the environment, including those governing discharges to air and water, handling and disposal practices for solid and hazardous wastes, and occupational health and safety. The consequence for violating such requirements can be material. We have made and will continue to make capital and other expenditures to comply with environmental and health and safety requirements. In addition, if a release of hazardous substances occurs on or from our properties or any offsite disposal location where our wastes have been disposed, or if contamination from prior activities is discovered at any of our properties or third-party owned properties that we or our predecessors formerly owned or operated, we may be subject to liability arising out of such conditions and the amount of such liability could be material. Liability can include, for example, costs of investigation and cleanup of the contamination, natural resource damages, damage to properties and personal injuries.

A significant portion of our income will come from individual purchases not long-term contracts; as a result, our revenue will not be guaranteed from quarter-to-quarter and we cannot always operate efficiently.

A large percentage of our customer base will involve individual purchases who do not enter into long-term purchase orders or commitments.  Therefore, our customers may terminate their relationships with us at any time.   We make significant decisions regarding staffing and component procurement, personnel and resource requirements, and the level of business we seek and accept based upon long-term estimates of our number of customers.  The short-term nature of our customers’ commitments could result in large deviations from our estimates, resulting in severe excesses or shortages in staffing and resources.  This makes it difficult for us to maximize our potential efficiency.

Our results of operations and net sales are dependent on existing regulations and standards. If these regulations or standards are changed to our detriment, demand for our products could decrease.

Our products are and will continue to be subject to regulation by various federal, state, local and foreign regulatory authorities. Our net sales may be materially and adversely affected by changes in safety regulations and standards covering industrial workers in the United States, Canada and Europe, including those of the Occupational Safety and Health Administration, or OSHA, the National Institute for Occupational Safety and Health, or NIOSH, and the European Committee for Standardization, or CEN. Our net sales could also be adversely affected by a reduction in the level of enforcement of such regulations. Changes in regulations could reduce the demand for our products or require us to reengineer our products, thereby creating opportunities for our competitors. If demand for our products is reduced, our results of operations and net sales could be materially and adversely affected.

If we are unable to retain senior executives and other qualified professionals, including sales and marketing personnel, our growth may be hindered, which could negatively impact our results of operations.

Our success depends to a significant extent upon the continued services of Mr. Thomas Rickards, our Founder, Chief Executive Officer and sole director. Loss of the services of Mr. Rickards would have a material adverse effect on our growth, revenues, and prospective business. We have not obtained key-man insurance on the life of Mr. Rickards.  In order to successfully implement and manage our business plan, we will be dependent upon, among other things, our ability to attract, hire, train and retain qualified managerial, sales and marketing personnel. We rely on our sales and marketing teams to come up with innovative ways to generate demand for our products. Competition for these types of personnel is intense. We may be unsuccessful in attracting and retaining the personnel we require to conduct and expand our operations successfully. Our results of operations could be materially and adversely affected if we are unable to attract, hire, train and retain qualified personnel.  The loss of any member of the management team could have a material adverse effect on our business, results of operations and financial condition.

Our resources may not be sufficient to manage our expected growth; failure to properly manage our potential growth would be detrimental to our business.

We may fail to adequately manage our anticipated future growth. Any growth in our operations will place a significant strain on our administrative, financial and operational resources, and increase demands on our management and on our operational and administrative systems, controls and other resources. We cannot assure you that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems.

If we are unable to manage growth effectively, such as if our sales and marketing efforts exceed our capacity to perform our services and maintain our products or if new employees are unable to achieve performance levels, our business, operating results and financial condition could be materially adversely affected. As with all expanding businesses, the potential exists that growth will occur rapidly. If we are unable to effectively manage this growth, our business and operating results could suffer. Anticipated growth in future operations may place a significant strain on management systems and resources. In addition, the integration of new personnel will continue to result in some disruption to ongoing operations. The ability to effectively manage growth in a rapidly evolving market requires effective planning and management processes. We will need to continue to improve operational, financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force.

A manufacturer's inability to produce our goods on time and to our specifications could result in lost revenue and net losses.

We do not own or operate any manufacturing facilities and therefore depend upon independent third parties for the manufacture of all of our products. Our products are manufactured to our specifications by both domestic and international manufacturers. The inability of a manufacturer to ship orders of our products in a timely manner or to meet our quality standards could cause us to miss the delivery date requirements of our customers for those items, which could result in cancellation of orders, refusal to accept deliveries or a reduction in purchase prices, any of which could have a material adverse effect as our revenues would decrease and we would incur net losses as a result of sales of the product, if any sales could be made. Because of the nature of our client’s business, the dates on which customers need and require shipments of products from us are critical, as personal protection equipment is required for our clients to conduct business, so they are unlikely to wait for replacement or late products. Further, because quality is a leading factor when customers accept or reject goods, any decline in quality by our third-party manufacturers could be detrimental not only to a particular order, but also to our future relationship with that particular customer.

If We Need to Replace Manufacturers, Our Expenses Could Increase Resulting in Smaller Profit Margins

We compete with other companies for the production capacity of our manufacturers and import quota capacity. Some of these competitors have greater financial and other resources than we have, and thus may have an advantage in the competition for production and import quota capacity. If we experience a significant increase in demand, or if an existing manufacturer of ours must be replaced, we may have to expand our third-party manufacturing capacity. We cannot assure you that this additional capacity will be available when required on terms that are acceptable to us or similar to existing terms which we have with our manufacturers, either from a production standpoint or a financial standpoint. None of the manufacturers we use produces our products exclusively.

Should we be forced to replace one or more of our manufacturers, particularly a manufacturer that we may rely upon for a substantial portion of its production needs, then we may experience an adverse financial impact, or an adverse operational impact, such as being forced to pay increased costs for such replacement manufacturing or delays upon distribution and delivery of our products to our customers, which could cause us to lose customers or lose revenues because of late shipments.

Our financial performance would be harmed if we suffer disruptions in our ability to fulfill orders.

Our ability to provide effective customer service and efficiently fulfill orders depends, to a large degree, on the efficient and uninterrupted operation of the manufacturing and related distribution centers and management information systems run by third parties and on the timely performance of other third parties such as shipping companies. Any material disruption or slowdown in our manufacturing, order processing or fulfillment systems resulting from strikes or labor disputes, telephone down times, electrical outages, mechanical problems, human error or accidents, fire, natural disasters, adverse weather conditions or comparable events could cause delays in our ability to receive and distribute orders and may cause orders to be lost or to be shipped or delivered late. As a result, customers may cancel orders or refuse to receive goods on account of late shipments that would result in a reduction of net sales and could mean increased administrative and shipping costs. Our success depends in part on our maintaining high quality customer service and any failure to do so could adversely affect our business, financial condition or results of operations.

Our officers and director own a controlling interest in our voting stock and investors will not have any voice in our management.

Our officers and director, in the aggregate, beneficially own or control the votes of approximately 56.52% of our outstanding common stock. As a result, these stockholders, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval, including:

•	election of our board of directors;
•	removal of any of our directors;
•	amendment of our certificate of incorporation or bylaws; and
•	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of their ownership and positions, our director and executive officers collectively are able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our director or executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Our officers and director’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Risks Relating to Our Common Stock:

Should our stock become available for quotation on the OTC Bulletin Board, if we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the Over-The-Counter Bulletin Board, which we are seeking to become, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. The lack of resources to prepare and file our reports, including the inability to pay our auditor, could result in our failure to remain current on our reporting requirements, which could result in our being removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.   In addition, we may be unable to get re-approved for quotation on the OTC Bulletin Board, which may have an adverse material effect on our company.

You may have difficulty trading and obtaining quotations for our common stock.

Our common stock may not be actively traded, and the bid and asked prices for our Common Stock on the Pink Sheets (and the NASD Over-the-Counter Bulletin Board if a market maker successfully applies thereto) may fluctuate widely. As a result, investors may find it difficult to dispose of, or to obtain accurate quotations of the price of, our securities. This severely limits the liquidity of our common stock, and would likely reduce the market price of our common stock and hamper our ability to raise additional capital.

The market price of our common stock may, and is likely to continue to be, highly volatile and subject to wide fluctuations.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including:

•
dilution caused by our issuance of additional shares of common stock and other forms of equity securities, which we expect to make in connection with future capital financings to fund our operations and growth, to attract and retain valuable personnel and in connection with future strategic partnerships with other companies;

•	quarterly variations in our revenues and operating expenses;

•	changes in the valuation of similarly situated companies, both in our industry and in other industries;

•	changes in analysts’ estimates affecting our company, our competitors and/or our industry;

•	changes in the accounting methods used in or otherwise affecting our industry;

•	additions and departures of key personnel;

•	announcements of technological innovations or new products available to the personal protective equipment industry;

•	fluctuations in interest rates and the availability of capital in the capital markets; and

•	significant sales of our common stock, including sales by the selling stockholders in this prospectus and/or future investors in future offerings we expect to make to raise additional capital.

These and other factors are largely beyond our control, and the impact of these risks, singly or in the aggregate, may result in material adverse changes to the market price of our common stock and/or our results of operations and financial condition.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the Board of Directors may consider relevant.

Efforts to comply with recently enacted changes in securities laws and regulations will increase our costs and require additional management resources, and we still may fail to comply.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on their internal controls over financial reporting in their annual reports on Form 10-K. In addition, the independent registered public accounting firm auditing our financial statements must attest to the effectiveness of our internal controls over financial reporting. The attestation requirements by our independent registered public accounting firm are not presently applicable to us but we will become subject to these requirements for the year ended December 31, 2011 .  If we are unable to conclude that we have effective internal controls over financial reporting or if our independent registered public accounting firm is unable to provide us with a report as to the effectiveness of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities. To date, we do not believe that we have obtained the necessary expertise to comply with Section 404(a) of the Sarbanes-Oxley Act of 2002 and we may not have the resources to obtain expertise or to ensure compliance.

Our common stock is not currently traded at high volume, and you may be unable to sell at or near ask prices or at all if you need to sell or liquidate a substantial number of shares at one time.

Our common stock is currently traded, but with very low, if any, volume, based on quotations on the “Pink Sheets”, meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent.  This situation is attributable to a number of factors, including the fact that we are a small company which is still relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.  As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that trading levels will be sustained.

Shareholders should be aware that, according to Commission Release No. 34-29093, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse.  Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.  Our management is aware of the abuses that have occurred historically in the penny stock market.  Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the future volatility of our share price.

Our common stock is subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission (“SEC”) has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

FINRA sales practice requirements may also limit a shareholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Securities

Our common stock trades from time to time on the Grey Sheets under the symbol “ENRG”.  Until July 28, 2010, the symbol will be “ENRGD” to reflect a reverse stock split.  A stock that trades on the Grey Sheets means there are no market makers in the stock and that it is not listed, traded or quoted on any stock exchange, the OTCBB or the Pink Sheets. Trades in grey market stocks are reported by broker-dealers to their SRO and the SRO distributes the trade data to market data vendors and financial websites so investors can track price and volume.

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	Fiscal Year 2008
	High	Low
First Quarter	$0.90	$0.05
Second Quarter	$0.90	$0.05
Third Quarter	$1.15	$0.05
Fourth Quarter	$1.25	$0.25

	Fiscal Year 2009
	High	Low
First Quarter	$1.25	$0.50
Second Quarter	$1.05	$0.10
Third Quarter	$1.20	$0.05
Fourth Quarter	$1.15	$0.05

	Fiscal Year 2010
	High	Low
First Quarter	$1.10	$0.35
Second Quarter	$0.95	$0.10

Holders

As of July 6, 2010 , we had approximately 128 holders of our common stock.  The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent for our common stock is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034.

Dividend Policy

The payment by us of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors.   We do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business.

Equity Compensation Plan Information

None.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Some of the information in this Form S-1 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;
•	contain projections of our future results of operations or of our financial condition; and
•	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors,” “Business” and elsewhere in this prospectus. See “Risk Factors.”

Overview

We were incorporated on September 7, 1993 under the laws of the State of Florida as The Energy Corp. On April 24, 2004, we changed our name to Energy Telecom, Inc.

We are a development stage company that holds U.S. and foreign patents allowing for the manufacture, marketing and distribution of a hands-free, wireless communication eyewear providing quality sound and noise attenuation. We have produced the world's first hands-free two-way, sound attenuating wireless telecommunication eyewear, intended for use by police, fire, rescue, military and security personnel as well as bio-hazard, construction and heavy-manufacturing workers.  In conjunction with our manufacturing partner, Samsin USA, we have obtained safety lenses made by Sperian and ear plugs produced by Howard Leight, to create our telecom eyewear.  In June 2010, we started generating revenues from the sales of our eyewear.

After further testing and feedback from our initial purchasers, we intend to market the eyewear to police, fire, rescue, military and security personnel, as well as companies in bio-hazardous, mining, construction and heavy manufacturing that utilize VHF and UHF radio communication. We believe our eyewear will also be in demand by those using cellular and smart phones for voice communication, and for listening to high-fidelity streaming stereo.

Current Operating Trends and Financial Highlights

Management currently considers the following events, trends and uncertainties to be important in understanding our results of operations and financial condition during the current fiscal year:

•
We have recently completed the second run of production on our telecommunication eyewear. The total working eyewear produced to date is 99 eyewear, consisting of several "runs" or batches, with each run providing improvements and corrections to the design as the process evolved.  The first run, which was comprised of 50 eyewear, were given out as trial eyewear for actual use/testing in the field, normally under very difficult conditions, as marketing samples (i.e., samples sent to Dolby, Sperian Protection, VisionSource, etc.) or were destroyed in the normal course of development and testing. Of the ones given out for testing in the field, about 10 are in constant daily use in the United States, Israel, Afghanistan, and Iraq.  The second "run" of eyewear was 49 units, of which 23 were placed for sale on Amazon.com on June 25, 2010, and were all sold by July 1, 2010.  As of July 7, 2010, 30 eyewear units have been sold .  In addition, we will begin to market to large personal protective equipment, or PPE, manufacturers with the goal of obtaining broader distribution methods;

•	During the next six months, we will continue to expand our potential markets through patent filings, including a filing that will protect our product for potential sales in Japan and South Korea;
•
Recent research has indicated that there may be long-term health hazards from radiation relating to the use of cellular telephones.  We intend to aggressively market our product as an alternative to cell phone usage as our product produces between 1/100th and 1/200th of the radiation of typical cell phones; and

•
Escalating tensions between North Korea and South Korea could disrupt our operations.  The telecommunication eyewear frames are manufactured by Samsin Innotec, which has plants in South Korea.  In addition, all the components are shipped to South Korea, where they are assembled and tested, and then shipped out as a product ready for sale.

Results of Operations

The following discussion of the financial condition and results of operations should be read in conjunction with the financial statements included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future.

Year ended December 31, 2009 compared to the year ended December 31, 2008

Revenue

No revenue was generated for the years ended December 31, 2009 or 2008. During this time, we were mainly focused on research and development of our products.

Expenses

Our total expenses for the year ended December 31, 2009 were $164,244 compared to $228,640 for the year ended December 31, 2008.   Our expenses include general operating expenses, including office lease, utilities, salary and insurance, promotion and marketing, including travel, entertainment, meals and website development, prototype development, including parts, engineering and testing, and professional services, including accounting, legal, professional and state fees and intellectual property fees.   The $64,396 decrease was a result of increased efficiency working with Samsin USA and decreased travel, office and general operating expenses.

Other Income and Expenses

For the year ended December 31, 2009, we incurred $6,510 in interest expense, which was offset by $1,043 in interest income compared to $17,528 in interest expense, which was offset by $2,455 in interest income for the year ended December 31, 2008.  The decrease in interest expense was a result of lower interest rates on borrowed funds.

Net Loss

For the year ended December 31, 2009, we incurred a net loss of $169,711 ($0.05 per share of common stock) as a result of the foregoing, compared to a net loss of $243,713 ( $0.05 per share of common stock) for the year ended December 31, 2008.

Three months ended March 31, 2010 compared to the three months ended March 31, 2009

Revenue

No revenue was generated for the three months ended March 31, 2010 or 2009. During this time, we were mainly focused on research and development of our products.

Expenses

Our total expenses for the three months ended March 31, 2010 were $68,963 compared to $21,734 for the three months ended March 31, 2009.  The $47,229 increase was a result of increased legal and auditing expenses.

Other Income and Expenses

For the three months ended March 31, 2010, we incurred $1,529 in interest expense, which was offset by $188 in interest income compared to $1,763 in interest expense, which was offset by $152 in interest income for the three months ended March 31, 2009.  The $234 decrease in interest expense was a result of decreased balances of our loans payable.

Net Loss

For the three months ended March 31, 2010, we incurred a net loss of $70,304 ( $0.015 per share of common stock) as a result of the foregoing, compared to a net loss of $23,345 ( $0.005 per share of common stock) for the three months ended March 31, 2009.

Liquidity and Capital Resources

As of March 31, 2010, we had working capital of $60,580, resulting primarily from proceeds from the sale of common stock. For the three months ended March 31, 2010, we used $65,587 in cash in operating activities. Cash provided by financing activities totaled $106,600 primarily from the issuance of common stock.   From time to time since our formation in 1993, we have sold shares to investors in private placement transactions.  For the three months ended March 31, 2010, we sold an aggregate of 209,988 shares of our common stock for $108,600 in seven different transactions.  Except for anti-dilution protection provided to one shareholder in connection with investments made in 2007 and 2008, our financing transactions have not contain additional equity components (such as warrants) nor provide the investors with rights (such as piggyback or demand registration rights).

We expect capital expenditures during the next 12 months, contingent upon raising capital.  These anticipated expenditures are for marketing, advertising, inventory, equipment and overhead. We have sufficient funds to conduct our proposed operations for approximately three months, depending on revenues, but not for 12 months or more.  There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. If we are unable to raise any additional funds, we have sufficient capital for about 3 months of operation.  However, based on years of experience of financing operations through the sale of securities, we believe we will generate sufficient capital, including purchasing inventory, to meet our needs in the next 12 months.  Although there are no assurances that we will be able to raise additional funds through the sale of securities, in the first six months of 2010 we raised almost the same amount of funds from the sale of securities that we achieved for the year ended December 31, 2009.  In addition, as we are moving from development to actual operations, we believe it is more likely that investors will be willing to fund operations in the short-term.

In June 2010, we established a merchant account on Amazon.com, and on June 25, 2010 we began offering our eyewear for sale directly to the public.  Although sales have been minimal to date (approximately 30 units sold), we anticipate that there will be some revenue to offset expenses during the next six months, although no assurances can be given that we will receive and signature revenue.  In addition, we are not relying upon future revenues to provide us the liquidity necessary to continue operations.

We do not currently have a sufficient amount of cash to cover our proposed operating and development costs.  Our fixed operating expenses have been and are expected to continue to outpace revenue resulting in additional losses in the near term.  By adjusting our operations to our current level of capitalization, we believe we have sufficient capital resources to meet projected cash flow deficits for at least 12 months. However, if during that period, or thereafter, we are not successful in generating sufficient liquidity from operations or in raising sufficient capital resources, on terms acceptable to us, this could have a material adverse effect on our business, results of operations, liquidity and financial condition.

As of July 1, 2010, we had working capital of approximately $87,744.  At our current rate, we use about $20,000 per month for continuing operations, which includes general operating expenses (office lease, utilities, salary and insurance), promotion and marketing (travel, entertainment, meals and website development), prototype development (parts, engineering and testing), and professional services (accounting, legal, professional and state fees and intellectual property fees).  In addition, we will need to purchase larger quantities of product, as sales grow.  We anticipate those inventory purchases will total about $46,000 during the next six months.  We will also have new legal and accounting costs in the six months, totaling about $20,000, for combined expenditures of approximately $186,000 through December 31, 2010.

If we are not successful in generating sufficient liquidity from operations or in raising sufficient capital resources, on terms acceptable to us, this could have a material adverse effect on our business, results of operations, liquidity and financial condition.

We presently do not have any available credit, bank financing or other external sources of liquidity. Due to our brief history and historical operating losses, our operations have not been a source of liquidity. We will need to obtain additional capital in order to develop operations and become profitable. In order to obtain capital, we may need to sell additional shares of common stock or borrow funds from private lenders pursuant to instruments which are junior to our outstanding secured debt instruments. There can be no assurance that we will be successful in obtaining additional funding.

We will still need additional financing in order to continue operations. Additional financings are being sought, but we cannot guarantee that we will be able to obtain such financings.  Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, the low trading price of our common stock and a downturn in the U.S. stock and debt markets is likely to make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Further, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If additional financing is not available or is not available on acceptable terms, we will have to curtail or cease our operations.

Loans Payable to Related Party

From time to time, we have received financing from Thomas Rickards, our Chief Executive Officer and sole Director. The stockholder loans bear interest of 10% per annum, compounding annually and are due on demand.

The following table summarizes stockholder loans payable as of March 31, 2010 (unaudited) and December 31, 2009:

	March 31, 2010	December 31, 2009
Loans payable, due on demand, interest at 10%	$38,486	$41,486
Accrued interest	24,302	22,773
	$62,788	$64,259

Critical Accounting Policies

Financial Reporting Release No. 60, published by the SEC, recommends that all companies include a discussion of critical accounting policies used in the preparation of their financial statements. While all these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our consolidated financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates.

We believe that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause a material effect on our consolidated results of operations, financial position or liquidity for the periods presented in this report.

The accounting policies identified as critical are as follows:

Development Stage Company

Effective August 22, 2000, we are considered a development stage company as defined by ASC 915 “Development Stage Entities,” as we have no principal operations and have only generated minimal revenue starting in June 2010 .  Operations from the inception of the development stage have been devoted primarily to strategic planning, raising capital and developing revenue-generating opportunities through the acquisition and development of our patents.  Prior to entering the development stage on August 22, 2000, we sold manufacturing equipment in an unrelated business venture.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements.  Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider financial instruments with an original maturity date of three months or less to be cash equivalents.

Patents

Our patents (U.S. 5,717,479, U.S. 6,012,812, U.S. 6,950,531, U.S. 7,133,532 and other international patents) which describe the general means for delivering sound through disposable sound attenuating components, are capitalized at the original cost, if purchased, or at the carrying basis of the transferor if contributed by an entity under common control.  Patent costs are amortized using the straight-line method over their estimated period of benefit remaining.  We evaluate the recoverability of patents annually taking into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists.  Costs of developing patents that are not specifically identifiable, that have indeterminate lives, or that are inherent in the continuation of our business are recognized as an expense when incurred.

Share-Based Compensation

Share-based compensation issued to employees is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period.  We measure the fair value of the share-based compensation issued to non-employees using the stock price observed in the arms-length private placement transaction nearest the measurement date (for stock transactions) or the fair value of the award (for non-stock transactions), which were considered to be more reliably determinable measures of fair value than the value of the services being rendered.  The measurement date is the earlier of (1) the date at which commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty’s performance is complete.

We measure the fair value of shares issued as share-based compensation to employees using the stock price observed in the arms-length private placement transaction nearest the measurement date, which was considered to be a more reliably determinable measure of fair value than the value of the services being rendered.  The measurement date is the earlier of (1) the date at which commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty’s performance is complete.

Income Taxes

We recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets are recognized, net of a valuation allowance, for the estimated future tax effects of deductible temporary differences and tax credit carry-forwards.  A valuation allowance against deferred tax assets is recorded when, and if, based upon available evidence, it is more likely than not that some or all deferred tax assets will not be realized.

There are no unrecognized tax benefits at December 31, 2009 and 2008. Our policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.  There are no accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the year.  We have determined we have no uncertain tax positions at March 31, 2010, December 31, 2009 and December 31, 2008.

Net Loss per Common Share

Basic loss per share (“EPS”) is computed by dividing the net loss attributable to the common stockholders (the numerator) by the weighted average number of shares of common stock outstanding (the denominator) during the reporting periods.  Diluted loss per share is computed by increasing the denominator by the weighted average number of additional shares that could have been outstanding from securities convertible into common stock, such as stock options and warrants (using the “treasury stock” method), unless their effect on net loss per share is antidilutive.  The effect of computing diluted loss per share is antidilutive and, as such, basic and diluted loss per share is the same.

Recently Issued Accounting Pronouncements

In April 2009, the FASB issued FASB Staff Position No. FAS 107-1 and APB 28-1, “Interim Disclosure about Fair Value of Financial Instruments” (“FSP No. 107-1”), which is now codified within ASC 825 “Financial Instruments”. FSP No. 107-1 requires summarized disclosures in interim periods of the fair value of all financial instruments for which it is practicable to estimate that value, whether recognized or not recognized in the financial statements. Previous to FSP No. 107-1, such disclosures were required only for annual periods. The adoption of FSP No. 107-1 did not have an impact on our financial statements.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS No. 165”), which is now codified within ASC 855 “Subsequent Events” and amended by FASB Accounting Standards Update (“ASU”) 2010-09 “Amendments to Certain Recognition and Disclosure Requirements.” SFAS No. 165, as amended by ASU 2010-09, establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The adoption of SFAS No. 165 and ASU 2010-09 did not have an impact on our financial statements.

In April 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 142-3, “Determination of the Useful Life of Intangible Assets”, which is now codified into ASC 350 “Intangibles – Goodwill and Other”. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under U.S. GAAP. The objective of this FSP is to improve the consistency between the useful life used to amortize a recognized intangible asset to expense and the period of expected cash flows used to measure the fair value of the asset. This FSP applies to all recognized intangible assets, whether acquired in a business combination or otherwise. The adoption of this FSP did not have an impact on our financial statements.

Management does not believe that any other recently issued but not yet effective accounting pronouncements, if adopted, would have an effect on the accompanying consolidated financial statements.

BUSINESS

Overview

We were incorporated on September 7, 1993 under the laws of the State of Florida as The Energy Corp. On April 24, 2004, we changed our name to Energy Telecom, Inc.  From inception through 1998, our founder designed, manufactured and sold products for heavy industrial markets to multi-national firms in six countries and the United States. While working in this market, he saw an opportunity to create a new type of personal communication systems and filed his first patent in September 1996. Once that first patent was awarded, the founder re-directed our focus and centered his activities on expanding our patent portfolio of personal communication systems which support the needs of the emergency, security and industrial work environment, and the broader cellular and recreational eyewear markets.

Our patent portfolio has since grown to consist of multiple issued United States and international Patent Cooperation Treaty (PCT) patents, and multiple pending U.S. and PCT applications. We intend to continue building our existing patent portfolio by filing additional patent claims. While many manufacturers of wireless headsets, novelty eyewear, industrial headwear and optical projection technology offer products with one or more of the features, we believe we offer the only next-generation solution protected by patent claims in all these areas.

We are a development stage company that holds U.S. and foreign patents allowing for the manufacture, marketing and distribution of a hands-free, wireless communication eyewear providing quality sound and noise attenuation. We intend to market the eyewear to police, fire, rescue, military and security personnel, as well as companies in bio-hazardous, mining, construction and heavy manufacturing that utilize VHF and UHF radio communication. We believe our eyewear will also be in demand by those using cellular and smart phones for voice communication, and for listening to high-fidelity streaming stereo.

Personal Protection Equipment Market

Overview

The PPE market includes equipment and clothing worn for protection against bodily injury. Products include earmuffs and earplugs, communication headsets for noisy environments, safety eyewear and goggles, respirators, fall protection equipment, head protection equipment, protective clothing, gloves, footwear and other products. The global PPE market is approximately $15 billion in annual sales. Within this market, we aim to compete primarily in the segment of the market represented by hearing, eye and face protection products.

In many emergency rescue, industrial, mining, manufacturing or construction related applications, employees are generally required to wear and carry various types of PPE gear, such as boots, hard hats, or gloves, as well as vision and hearing safety equipment in the form of protective glasses and disposable ear plugs.

The ability to communicate easily is another important consideration in equipping workers. Generally, they carry a radio, or have some form of communication such as a computer or a telephone near their workstation. Unfortunately, however, workers can become quite isolated in many of these working environments, because their hearing protection blocks out all exterior noise including the phone or radio. In emergency situations, it is very important that all of the workers communicate with one another so as to properly alert one another of dangers, evacuations or other safety related events.

Types of Products

In addition to safety, businesses also need communicability to increase worker efficiency and productivity. For those reasons it is vital that a worker be in communication with other workers at all times.  Presently, businesses address the various safety and communicability considerations by issuing employees individual radios, protective glasses and earplugs. Alternatively, some facilities attempt to use a computer workstation monitor to provide workers with a visual signal. Still, communication can be a great inconvenience because workers must often remove their hearing protection to properly communicate. Furthermore, even though some external headphone-type ear covers, which provide for some communicability, are available, due to the previously described expense, inconveniences and un-hygienic conditions associated with their use, those types of devices are not favored and businesses must look to many available alternatives.

Accordingly, safety glasses, hearing protection and communication devices are still commonly provided to workers separately, and the worker is called upon to manage all of the separate, and often incompatible, devices as well as possible. Unfortunately, users who are able to simultaneously wear two or three separate devices find their combined use very inconvenient, bulky and awkward on a day-to-day basis. Further, to ensure that a worker does not forget or misplace the often expensive equipment, in many instances some or all of the safety equipment, and especially the more expensive equipment such as the communication equipment and exterior head phone type covers, must be turned in each day and reissued the following morning. This practice frequently results in safety glasses, cell phones, microphones, transmitters and ear covers being lost, misplaced, or damaged during storage, as the use of several separate devices does not allow for easy convenient storage in one central location. As such, it is very difficult to keep track of all of the various types of safety equipment and a user still has no assurance that they are using all of their own equipment from day to day, a circumstance that is not only un-sanitary, but also can be quite inconvenient to a user who may have to re-size or otherwise adapt their equipment to their comfort requirements.

This is the state of the current market for providing the estimated 75 million police, fire, rescue, military, security, bio-hazard, mining, construction and heavy manufacturing workers worldwide, with various levels of protection and communication products.

The following are the types of products being used in today‘s marketplace. They include:

•	Protective eyewear: generally a lightweight, wraparound frame that has durable, hard-coated, often wrap-around, polycarbonate lenses;

•
Industrial wireless all-in-one communication headgear radios: two-way, portable radios built into headsets with noise-reducing earmuffs; generally requiring a base station for multiple user environments;

•	Industrial headsets: industrial strength headsets with portable radios that can be connected to belt worn or handheld transceivers;

•	Two-way handheld radios: a full range of products that use short-range wireless communication technologies;

•	RF wireless ear worn Bluetooth radios: adoption of the Bluetooth RF protocol which now makes production of the eyewear radio both practical and economical; and

•	Inductance wireless earpieces (buds): a component of the product offering a pathway to superior foam technologies.

Future of the PPE Market

The convergence of voice, data and video communication technologies has produced a growing market for personal protection and telecommunication products. With the exponential growth in computational capabilities, intelligence and miniaturization, new technologies are being applied to old communications methodologies. The next generation of broad spectrum, small, intelligent digital audio and video communication devices can now be created based on the availability of advanced digital signal processing (DSP) technology (allowing for the conversion of analog information such as sound and pictures into digital information), single-chip radio construction and the miniaturization and commercialization of optical projection technology. Convergence was inevitable, as the perceived need for “smaller, lighter, cheaper, smarter and hands-free” devices is now deep-seated in the modern consumer‘s buying habits.

We believe that our telecommunication eyewear is the type of convergence where the PPE market is heading. We consider telecommunication eyewear as a product delivering hands-free access to the full range of voice, stereo music, data and video (optical display) information, including text, multi-media and full screen and full color web-site views.

Key industry trends

The industry is experiencing significant advancements in various forms of technological advances, and thus evolving user requirements, including:

•	Increasing interest and demand for small, hands-free, wireless and digital communication products;

•	Increasing need and demand for real-time information delivery of text messages, and eventually full page, multi-media, full color displays;

•	evolving capability to deliver smaller, full screen, full color, interactive displays;

•
rapid advances in digital signal processing (DSP) chip technology providing for the conversion of analog signals to digital signals, allowing for smaller systems utilizing software controlled learning-capable operations;

•	development of voice-recognition software for hands-free information appliances;

•	development of speakers and microphones-on-a-chip allow for miniaturized sound systems within the ear;

•	increasing need to organize and manage employee group and individual connectivity; and

•	increasing need to increase productivity through use of individual safety glasses, hardhats, microphones, transmitters, ear covers, computer terminals, cell and smart phones.

Limitations of current industry practices

Although various solutions are being offered to attempt to fill the void in the marketplace, they all have inherent limitations, including:

•	combining communications with personal safety requires two or three separate products;

•	current headsets normally require a wired connection from the headset to a radio worn elsewhere on the body;

•	some current information appliances are hands-free, but because they are almost exclusively ear-muff type in design, do not find favor from those working in high-heat and humid work environments;

•	current work-related radio products are finger-push activated – as they do not yet employ voice-recognition - thus are difficult for gloved fire and emergency personnel to use;

•	current short-range walkie-talkie radio technology uses analog transmissions, therefore cannot provide digital data;

•	current state of bulky hardwired radios, versus printed-circuit-board mounted single chip radios; and

•	no ability to project text or multi-media images onto eyewear lenses to provide full page text, or instructions to remote workers.

Product

We have produced the world's first hands-free two-way, sound attenuating wireless telecommunication eyewear, intended for use by police, fire, rescue, military and security personnel as well as bio-hazard, construction and heavy-manufacturing workers.  In addition, we are designing our product to deliver comfortable, safe, economic, and aesthetic access to entertainment and cellular-phone networks through consumer-level recreational eyewear/accessory for use in various everyday situations including beach wear, casual shopping, sporting events, or other casual wear.

We recently completed the initial testing stages of our production eyewear. During these stages, our telecom eyewear was distributed to potential marketing and distribution partners for consideration, evaluation and display in various trade shows. Additionally, through the services of an industry-leading testing laboratory, we completed all of the necessary physical certification tests of the eyewear, including ANSI, FCC and Bluetooth to begin selling our eyewear in the United States.  In June 2010, we established a merchant account on Amazon.com, and on June 25, 2010 we began offering our eyewear for sale directly to the public.  Sales have been minimal to date, with approximately 30 units sold.  The manufacturer’s standard retail prices for our eyewear are currently between $179 and $279, with the higher priced models containing the hearing protection and high-fidelity stereo sound. We continue to seek the necessary certifications for the sale of our product in Canada and the European Union.

Safety Lenses

The lenses in our eyewear are manufactured and designed by Uvex, a division of Sperian Protection, a leading manufacturer of safety eyewear products.  The Genesis wraparound lenses provide vision impact protection to industry safety standards and block 99.9% of UVA and UVB radiation light.  In order to provide for maximum usage and durability, the lenses are easily replaceable and come is different colors/shades.   A snap-in prescription lenses holder and specifications for prescription lenses are also available.   We are also working to provide safety lenses that will provide a heads-up optical display, although no release date is currently available.

Noise Attenuation Earplugs

The eyewear contains soft ear plugs designed and manufactured by Howard Leight/Sperian Hearing Protection, a leading global hearing protection device company. The earplugs are corded to the eyewear and are replaceable.   Through the use of dual microphones and noise attenuating software designed by Samsin, the earplugs reduce environmental noise by at least 20 decibel (dB).  An increase of 20 dB is the equivalent of a sound appearing four times as loud.  OSHA regulations require that, when engineering controls and/or administrative controls cannot reduce noise levels in industry to an eight-hour time-weighted average level of less than 85 dB, a hearing protection (or conservation) program must be established.  OSHA requirements prohibit a worker from working more than eight hours per day with exposure to a sustained sound level of 90 dB, which decreases significantly to two hours per day at 100dB.  Most industrial and construction noise is in the range of 90 – 110 dB.

Voice Communication

Our eyewear is equipped with wireless two-way Bluetooth v2.1 voice communication that is compatible with a cellular telephone that is Bluetooth enabled. In addition, our eyewear works with handheld Bluetooth- enabled VHF and UHF walkie-talkies and Bluetooth adaptors. This provides a user with hands-free use of their cell phones.  Large push buttons are built into the frame to allow easy use even by users with gloved hands.  The eyewear works at least 15 feet from the cell phone or other Bluetooth enabled device.

Music Playback

Our eyewear is capable of streaming stereo music from any Bluetooth enabled music device.

Industrial Certifications

We have submitted our telecommunications eyewear for testing and certification by numerous standards.  Many of these certifications are required in order to sell our product as personal protective equipment.  We have contracted with Colts Laboratories, an independent testing facility that is accredited by the Safety Equipment Institute to complete and verify standard tests.

American National Standards Institute

The American National Standards Institute, or ANSI, is a not-for-profit organization that serves as administrator of the United States private sector voluntary standardization system. The primary objective of ANSI is to promote and facilitate voluntary consensus standards and conformity assessment systems. ANSI does not have authority to enforce such standards, but their standards are used by OSHA to be sure that certain safety devices, such as eyewear, provide adequate protection for workers.

The ANSI Z87.1 standard sets forth requirements for the design, construction, testing, and use of eye protection devices, including standards for impact and penetration resistance. All safety glasses, goggles, and face shields used by employees under OSHA jurisdiction must meet the ANSI Z87.1 standard. The eyewear standard includes the following minimum requirements:

•	Provide adequate protection against the hazards for which they are designed;
•	Be reasonably comfortable;
•	Fit securely, without interfering with movement or vision;
•	Be capable of being disinfected if necessary, and be easy to clean;
•	Be durable; and
•	Fit over, or incorporate, prescription eyewear.

The ANSI Z87.1 standard requires that eyewear pass certain tests, including a high mass impact test and a high velocity impact test. In May 2010, our telecommunications eyewear passed the ANSI Z87.1 testing requirements on its first attempt.

FCC/CE Regulatory Certification

The Federal Communications Commission, or FCC, has adopted limits for safe exposure to radiofrequency (RF) energy. These limits are given in terms of a unit referred to as the Specific Absorption Rate (SAR), which is a measure of the amount of radio frequency energy absorbed by the body when using a mobile phone. The FCC requires cell phone manufacturers to ensure that their phones comply with these objective limits for safe exposure. Any cell phone at or below these SAR levels (that is, any phone legally sold in the U.S.) is a "safe" phone, as measured by these standards. The FCC limit for public exposure from cellular telephones is an SAR level of 1.6 watts per kilogram (1.6 W/kg).   Our eyewear has been determined to be “safe” and has been certified by the FCC.

Similarly, a CE certification refers to a product’s eligibility to be sold in the European Union. The trading region defined by the EU is called the European Economic Area, or EEA.  Before we can sell our telecommunication eyewear to any of the countries in the EEA, it must obtain CE certification. A product bearing the CE Mark has been tested to all of the relevant standards that the EU demands.  We expect that our eyewear will receive a CE certification and will be sold in the EEA.

In order to obtain CE certification, we must satisfy the following obligations:

•	Carry out a risk analysis and determine what solutions can be applied to reduce risks in compliance with the appropriate EEA directive;
•	Write a user’s instruction manual that sets out the purpose for which the product is intended;
•	Draft an EEA declaration of conformity, in which the manufacturer declares that the product complies with the specified EEA directives and norms; and
•
Prepare a product dossier, which includes the documents mentioned above, as well as design data, drawings, calculations and test reports. In other words, it contains everything which makes it possible to demonstrate that the essential requirements relating to CE marking have been met.

Bluetooth Qualification

Bluetooth is an open wireless technology standard for exchanging data over short distances (using short length radio waves) from fixed and mobile devices, creating personal area networks with high levels of security. Bluetooth Qualification is the Bluetooth SIG certification process required for any product using Bluetooth wireless technology and is a necessary pre-condition of the intellectual property license for the Bluetooth technology. Qualification is also necessary in order to apply the Bluetooth trademark to a product. Bluetooth Qualification requires certain testing standards for all products that use Bluetooth wireless technology. Our telecommunication eyewear has received Bluetooth Qualification as a v2.1 Bluetooth enabled device, which is the latest Bluetooth standard.

CSA International

CSA International is provider of product testing and certification services for electrical products, whose certifications are recognized in the U.S., Canada and around the world. CSA International is accredited by national agencies including, OSHA, ANSI, National Voluntary Laboratory Accreditation Program, National Evaluation Service and Standards Council of Canada.

The CSA Z94.3 standard applies to eye and face protectors used in all occupational and educational operations or processes involving hazards to the eyes or face.  Typical hazards include flying objects and particles, splashing liquids, molten metal, and ultraviolet, visible, and infrared radiation, but do not include X-rays, gamma rays, high-energy particulate radiation, radioactive materials, lasers, or masers.  The CSA Z94.3 standard would be considered the Canadian equivalent of the ANSI Z87.1 standard.  Our eyewear has not yet been submitted for testing under the CSA Z94.3 standard although we expect that to occur in the near future.

Manufacturing Operations

Our telecom eyewear product is a manufactured product using various components constructed for the project, and assembled and shipped for distribution. We have a contractual agreement with Samsin Innotec, and their wholly owned subsidiary, Samsin USA, by which it develops, provide prototypes for, and manufactures our telecom eyewear products in any of their three plants, located in South Korea, or mainland China.  The agreement with Samsin is mutually exclusive until October 2011, meaning that we cannot have the telecom eyewear manufactured by another company and Samsin cannot manufacture telecom eyewear or its components for another company.

The UVEX lenses are manufactured by Sperian Protection, located in Smithfield, Rhode Island.  The eyewear's specially designed sound attenuating ear plugs are manufactured by Howard Leight company, a division of Sperian, in a manufacturing plant in Mexico.   Other than the purchase orders we place with Sperian or Howard Leight, we have no contractual obligations to use their products and we could use lenses or ear plugs produced by other companies if we decided.

All components are then shipped to South Korea for assembly of the eyewear.  The completed eyewear is thoroughly tested in Samsin's own Quality Control facilities, then shipped to us for distribution, or directly to other first or second tier distributors wishing to distribute the product.

Distribution Operations

In addition to direct sales by our current partners and our own distribution efforts, we believe that one or more of the companies that produce the wireless headsets and industrial safety products will distribute the telecommunication eyewear product, probably under their own label, to gain new market share. For example, Sperian, who produces the lenses used in eyewear, or Howard Leight, who produces the ear plugs, may wish to sell our product since we incorporate one of their products.  If they decided to do so, they would purchase them from us to be sold under their own brand name for the eyewear.  Alternatively, a company such as Samsin, which produces the frames for the eyewear and manufactures the completed eyewear, may desire to sell the eyewear through its distribution network.  Samsin, which has a long history of selling products to police and military forces in Asia, would sell the eyewear and pay us a royalty rate based on the number of units sold.  We have had discussions with our partners regarding these potential sale arrangements, but we do not currently have any contracts or commitments nor can we be assured to reach any contracts or commitments regarding such arrangements.

Many manufacturers distribute products that incorporate elements of our intellectual property.  However, we are not aware of any product or group of products which provides safety lenses, hearing protection and communication in a single, ergonomically oriented, sanitary, multi-user safety device. As a result, we believe there exists an opportunity that one or more companies that produce wireless headsets and industrial safety products will distribute our product because they will view our product as a complimentary product rather than a competitor.  For example, a company that sells protective lenses can offer our product in addition to their protective lenses.  A customer interested in just protective lenses likely would not buy our product because of the price compared to just protective lenses, but a customer that is looking for protective lenses and hearing protection (from another company) would buy our product rather than from a competitor that sells our products.  We have had discussions with at least one headgear communication company that is interested in offering our product, but we do not currently have any contracts or commitments nor can we be assured to reach any contracts or commitments regarding such arrangements.

We will seek to analyze the products being offered by other companies, evaluate which competitors could benefit from licensing our patents, and carefully determine which, if any, of their products may infringe on elements of our patented protection. Many of these companies hold patents on various elements of the products that they sell; however, none hold patents that protect the “means” for integrating additionally functionality into their core product offerings like our patents do. For that reason, we believe that companies will be interested in licensing our technology to be able to incorporate multi-functionality into their current products .

The following are targeted licensees, potential competitors and prospective partners:

Eyewear components	Cellular Carriers	In-Ear audio delivery systems	Information delivery
Sperian Protection S.A.	AT&T Inc.	Siemens AG	Dial2Do.com
3M Company	Verizon Communications Inc.	Plantronics Inc.
North by Honeywell	Nokia Corp.	GN US, Inc. (Jabra)
Earmark, LLC	Sprint Nextel Corp.
Motorola, Inc.
Klein Electronics, Inc.

Targeted PPE Markets

The personal protection equipment market includes equipment and clothing worn for protection against bodily injury. Products include earmuffs and earplugs, communication headsets for noisy environments, safety eyewear and goggles, respirators, fall protection equipment, head protection equipment, protective clothing, gloves, footwear and other products. Within this global market, our telecommunication eyewear will compete primarily in the markets represented by hearing and eye protection and communication headset products.

Our telecommunication eyewear product will be targeted towards the following end-markets:

•
Police and fire rescue, security services and military. To protect the eyes and ears during the use of firearms, explosives and other weaponry, to provide hands-free communication among personnel and allow for real-time viewing of intelligence;

•	Manufacturing. To protect workers from plant hazards such as industrial noise and flying particles that may cause eye injuries;

•	Construction, Mining and Logging Operations. To protect workers from airborne dust and debris and construction equipment noise and to provide two-way, instant communication;

•	Video Game Players. To provide a better gaming experience with hands-free voice controls and streaming data; and

•	Consumers. To protect consumers in home improvement and maintenance projects and to provide digital radio and cell phone communications.

Initially, we intend to target the market in the United States and then Europe, which we believe are the two largest PPE markets and the markets in which we have the greatest intellectual property protection.  Thereafter, the markets that we decide to target will be based on receiving patent protection and which distribution partners, if any, we enter into agreements with.

Research and Development

Research and development of our telecom eyewear product was conducted at various locations simultaneously:  our own offices (general layout, benefits, and ergonomics), research facilities at Howard Leight in Sand Diego, California (sound attenuation), at Samsin USA in Mason, Ohio (Bluetooth and other electronic design), and at Samsin Innotec's R&D facility (operating software system design, physical engineering) located in Seoul, South Korea.

Intellectual Property

We own and have obtained licenses to various domestic and foreign patents, patent applications and trademarks related to our products, processes and business. Our patents are often referred to as means plus function patents. Means plus function is the broadest type of patent protection and refers to a way of defining an invention in a patent claim that describes the element of the invention in terms of its function (i.e, the means by which a specific function is performed), rather than in terms of its specific structure. The use of a means plus function clause makes the claim harder to design around, since a patent on the means will then support all possible structures that can be performed by the specific function. Our patents expire at various times in the future not exceeding 20 years.

Patents and Patent Applications

We have been granted four applications in the United States and four in Europe.  We have one patent pending in the United States and we intend to file additional patent applications in the near future, in the United States and internationally.

Name of Patent Granted (Pending)	Jurisdiction	Date of Granting (Application)	Patent (Application) Number

Industrial safety assembly including disposable ear protection and earphone	USA	February 10, 1998	5,717,479
Industrial safety assembly including disposable ear protection and ear phone	Canada	June 3, 1999	CA2314348
Industrial safety assembly including disposable ear protection and ear phone	Australia	June 15, 1999	AU6321598
Industrial safety assembly	USA	January 11, 2000	6,012,812
Industrial safety assembly including disposable ear protection and ear phone	China	May 9, 2001	CN1294696
Industrial hearing protection and communication assembly	USA	September 27, 2005	6,950,531
Hearing protection and communication assembly	USA	November 7, 2006	7,133,532
Industrial safety assembly including disposable ear protection and ear phone	Europe	November 25, 2009	EP 1 060 433 B1
(Communication Eyewear Assembly)	USA	(September 9, 2008)	(US12/283,029)
Industrial safety assembly including disposable ear protection and ear phone	United Kingdom	November 9, 2009	EP 1060433
Industrial safety assembly including disposable ear protection and ear phone	Spain	January 4, 2010	E98907400
Industrial safety assembly including disposable ear protection and ear phone	Italy	January 12, 2010	1060433
Industrial safety assembly including disposable ear protection and ear phone	Germany	November 25, 2009	69841334.2
Industrial safety assembly including disposable ear protection and ear phone	France	November 25, 2009	EP 1060433

Trademark and Trademark Applications

We have been granted one trademark and have a pending application for another trademark as follows:

Name of Trademark Granted (Applied for)	Date of Registration (Application)	Registration (Serial) Number

Energytele.com	December 11, 2007	3354175
(Safe-Talk)	(May 7, 2010)	(85032675)

Competition

The global PPE market is highly fragmented. We estimate that there are several hundred manufacturers of PPE (other than safety clothing, gloves and shoes) in the United States, Europe and Southeast Asia. Participants in the industry range in size from small, independent, single-product companies with annual sales of a few million dollars, to a small number of multinational corporations with annual sales in excess of $100 million. We believe that participants in the PPE market compete primarily on the basis of product characteristics (such as design, style and functional performance), product quality, service, brand name recognition and, to a lesser extent, price. From a competitive standpoint, we believe we are currently well situated, primarily because we believe our telecommunication eyewear will appeal to many different potential end-users in the PPE market.

Government Regulation

As a manufacturer of safety products, we are subject to regulation by numerous governmental bodies. Principal among the federal regulatory agencies in the United States of America are the following: (i) Occupational Safety and Health Administration, which regulates the occupational usage of all PPE; (ii) the Environmental Protection Agency, which regulates labeling of hearing protection devices; and (iii) the Mine Safety and Health Administration, which regulates safety in mines. These agencies generally mandate that our products meet standards established by private groups, such as ANSI. Our products are also subject to foreign laws and regulations. In particular, they must comply with the Canadian Standards Association, European Committee for Standardization and Standards Australia in order to be sold in these markets. Our products are also subject to the Export Administration Regulation administered by the Department of Commerce, and certain products may be subject to the International Traffic in Arms Regulations administered by the Department of State. We believe we are in compliance in all material respects with the regulations and standards of these governmental bodies.

Environmental, Health and Safety Matters

We are subject to various evolving federal, state, local and foreign environmental, health and safety laws and regulations governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. We believe that we are in substantial compliance with all such laws and regulations. We have an active program to ensure environmental compliance and achievement of environmental goals and objectives. We will continue to implement environmental management systems at our manufacturing facilities. The consequence for violating these laws and regulations can be material. We will likely have to make capital and other expenditures to comply with environmental and health and safety requirements. In addition, certain environmental laws and regulations impose joint and several strict liability on responsible parties, including past and present owners and operators of sites, to clean up, or contribute to the cost of cleaning up, sites at which hazardous wastes or materials were disposed or released. For example, if a release of hazardous substances occurs on or from our property or any offsite disposal location where our wastes have been disposed, or if contamination from prior activities is discovered at our property or third-party owned properties that we or our predecessors formerly owned or operated, we may be subject to liability arising out of such conditions and the amount of such liability could be material. Liability can include, among other things, for example, costs of investigation and cleanup of the contamination, natural resource damages, property damage to properties and personal injuries. Environmental laws and regulations are complex, change frequently and have tended to become more strict over time. If more stringent environmental laws or regulations are enacted, these future laws could have a material adverse effect on our results of operations.

Employees

As of July 6, 2010, we had one employee, our President.  We have entered into a five year consulting agreement for the services of Ronny Halperin, our Chief Financial Officer.  We rely on consultants for various activities, including design, manufacturing and marketing, although we currently do not have consulting agreements with any of them.  Our consultants include:

•
Mr. Tom Perszyk, our Bluetooth design engineer, formerly of Motorola, who provides all technical guidance required on the design, implementation, and development of the Bluetooth (and other RF) protocols employed by the design engineers at Samsin;

•	Mr. Jose Arriaga, formerly of PepsiCo, who provides guidance as to the most efficient means of order fulfillment, including packaging, chipping, storage, and all other aspects of logistics; and

•	Mr. Benjamin Brussell, former V.P. of Plantronics, who provides guidance as to the structural relationships between us, our partners and suppliers.

DESCRIPTION OF PROPERTIES

We maintain our principal office at 3501-B N. Ponce de Leon Blvd., #393, St. Augustine, Florida 32084.  Our telephone number at that office is (904) 819-8995 and our fax number is (904) 819-8181. Our current office space consists of approximately 1,500 square feet. The lease runs on a month-to-month basis at a cost of $1,750 per month. We believe that our existing facilities are suitable and adequate to meet our current business requirements. We maintain websites at www.energytele.com and www.energyeyewear.com and the information contained on those websites is not deemed to be a part of this prospectus.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Below are the names and certain information regarding our executive officers and directors:

Names:	Ages	Titles:	Board of Directors
Thomas Rickards	62	Chief Executive Officer	Director
Ronny Halperin	61	Chief Financial Officer

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Currently there is one seat on our Board of Directors. Biographical resumes of each officer and director are set forth below.

Thomas Rickards has been our Chief Executive Officer and a member of the Board of Directors since founding Energy Telecom in 1993. Mr. Rickards has more than twenty-five years experience in the research, development, and exploitation of state-of-the-art manufacturing and technology-related intellectual property. Mr. Rickards was educated at Mercer University in Macon, GA, and after managing the physical testing section of Pittsburgh Testing Laboratory in Miami, Florida for ten years, independently applied his engineering experience in hundreds of major manufacturing plants around the world.  Mr. Rickards has traveled worldwide, designing and implementing several types of process control equipment/systems.

Among his numerous credits, Mr. Rickards is the original designer of several high speed, intelligent continuous-web control systems, and, industrial information transfer systems. Mr. Rickards is the inventor of record on numerous patents in the United States and other countries. Mr. Rickards is a member of the GAVI Alliance, a global health alliance, a member of the Chief Executive Officer group, and a member of the Chairmen and Chairwomen of the Board group.

Ronny Halperin has been our Chief Financial Officer since July 2009.  Prior to that, Mr. Halperin was our corporate counsel for 10 years. Mr. Halperin has been licensed to practice law in Florida since 1990. He specializes in corporate law, finance, mergers, acquisitions and real estate. Since 2003, Mr. Halperin has been the president and director of Ronny J. Halperin, PA, his personal law practice. Since July 2007, Mr. Halperin has been the managing member of RGM Title Services, LLC, a title agent company.  Since August 2006, Mr. Halperin has been the chief executive officer and director of Lyric Jeans, Inc. (LYJN.PK), a designer and manufacturer of clothing.  Prior to that, Mr. Halperin was the Vice President of Lyric Jeans.  Between January 2009 and May 2009, Mr. Halperin was the president, secretary and director of Xynergy Holdings, Inc. (XYNH.PK).  Between January 2009 and April 2009, Mr. Halperin was the president, secretary and director of Hydrogenetics, Inc. (HYGN.PK).

Previously, Mr. Halperin was a partner at Kluger, Peretz, Kaplan & Berlin, PC. He graduated with a degree in finance from the University of Miami and received his Juris Doctor from the University of Miami School of Law, where he graduated cum laude and was an editor of the University of Miami Law Review.

Board Committees and Independence

We are not required to have any independent members of the Board of Directors. The board of directors has determined that (i) Mr. Rickards has a relationship which, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is not an “independent director” as defined in the Marketplace Rules of The NASDAQ Stock Market.  As we do not have any board committees, the board as a whole carries out the functions of audit, nominating and compensation committees, and such “independent director” determination has been made pursuant to the committee independence standards.

EXECUTIVE COMPENSATION

The following tables set forth certain information regarding our CEO and each of our most highly-compensated executive officers whose total annual salary and bonus for the last two completed fiscal years exceeded $100,000:

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Thomas Rickards, CEO	2009	$36,000	--	--	--	--	--	--	$36,000
	2008	$36,000	--	--	--	--	--	--	$36,000

Option/SAR Grants in Fiscal Year Ended December 31, 2009

None.

Stock Option Plans

None.

Employment Agreements

Thomas Rickards

We entered into a 20 year employment agreement with Mr. Rickards on April 15, 2010 to serve as President and Chief Executive Officer. Pursuant to the employment agreement, Mr. Rickards shall receive annual compensation of $36,000 in 2010, $100,000 in 2011, $125,000 in 2012, $175,000 in 2013 and $200,000 in 2014 and thereafter. Mr. Rickards received options to purchase 1,200,000 shares of our common stock, with 400,000 options exercisable immediately at $0.15 per share, expiring January 5, 2012, 400,000 options exercisable April 15, 2011 at $0.90 per share, expiring April 15, 2013 and 400,000 options exercisable April 15, 2012 at $2.00 per share, expiring April 15, 2015.

In addition, Mr. Rickards is entitled to participate in any and all benefit plans, from time to time, in effect for our employees, along with vacation, sick and holiday pay in accordance with policies established and in effect from time to time. Further, we shall provide full medical, dental and vision insurance plans for Mr. Rickards and his immediate family.  Mr. Rickards is reimbursed $700 per month for automobile expenses.

In the event Mr. Rickards is terminated without cause, or resigns for certain “good reasons” we are required to pay Mr. Rickards a severance payment.  The severance payment is the salary and benefits amount owed under the respective employment agreement from the date of termination through the remaining term of the employment agreement, plus a lump sum amount equal to two times Mr. Rickards then current base salary, as well as to provide all benefits through the remaining term of the employment agreement.

In the event of a change in control, Mr. Rickards shall have the right to purchase such number of shares of common stock of ours representing 10% of the total shares in the public market, at a price equal to 50% of the then current fair market value on the date of the change in control.

Ronny Halperin

We entered into a five year consulting agreement with Mr. Halperin on April 15, 2010 to serve as Chief Financial Officer. At the end of the initial term and upon each one year anniversary thereafter, the agreement will automatically renew for another one year.  Mr. Halperin received options to purchase 300,000 shares of our common stock, with 100,000 options exercisable immediately at $0.15 per share, expiring January 5, 2012, 100,000 options exercisable April 19, 2011 at $0.90 per share, expiring April 19, 2013 and 100,000 options exercisable April 19, 2012 at $2.00 per share, expiring April 19, 2015.

Director Compensation

None.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as disclosed below, during the last two fiscal years, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 5% of the outstanding common or preferred stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

In 2008 and 2009, we entered into agreements with George Bickerstaff, a shareholder, pursuant to which we sold shares of common stock to Mr. Bickerstaff.  In connection with these sales of common stock, we granted Mr. Bickerstaff anti-dilution protection so that Mr. Bickerstaff’s beneficial ownership percentage of our common stock related to such sales remained unchanged until such time as our shares of common stock are registered with the Securities and Exchange Commission.  Since 2008, we have issued additional shares of our common stock to Mr. Bickerstaff pursuant to the anti-dilution provision.  Upon the effectiveness of the registration statement that this prospectus is a part of, the anti-dilution provision will be null and void.

During 2007, we entered into an operating lease agreement for office space with Thomas Rickards, our Chief Executive Officer.  Mr. Rickards has agreed to sublet space to us for a fixed fee of $1,150 on a month-to-month basis.  Total rent expense for the years ended December 31, 2009 and 2008 was $18,000 and $13,800.

During 2008, Mr. Rickards assumed promissory notes and accrued interest thereon totaling $72,999 in exchange for our agreeing to issue 116,799 shares of common stock.  As of July 6, 2010, those shares have not yet been issued.  During the period from inception through December 31, 2009, we issued 1,477,778 shares of Class A common stock and 200,000 shares of Class B common stock to Mr. Rickards as consideration for the contribution of patents from Mr. Rickards to us.

We have received financing from Thomas Rickards. The stockholder notes bear interest of 10% per annum, compounding annually and are due on demand.

The following table summarizes stockholder notes payable as of March 31, 2010 (unaudited) and December 31, 2009:

	March 31, 2010	December 31, 2009
Notes payable, due on demand, interest at 10%	$38,486	$41,486
Accrued interest	24,302	22,773
	$62,788	$64,259

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of July 6, 2010 .

•	By each person who is known by us to beneficially own more than 5% of our common stock;
•	By each of our officers and directors; and
•	By all of our officers and directors as a group.

NAME AND ADDRESS OF OWNER (1)	TITLE OF CLASS	NUMBER OF SHARES OWNED (2)	PERCENTAGE OF CLASS PRIOR TO/AFTER OFFERING (3)

Thomas Rickards	Class A Common Stock	2,374,024 (4)	40.21%

Ronny Halperin	Class A Common Stock	150,000 (5)	2.68%

All Officers and Directors As a Group (2 persons)	Class A Common Stock	2,524,024 (6)	42.04%

George Bickerstaff (7)	Class A Common Stock	522,119	9.49%

Thomas Rickards	Class B Common Stock	200,000	100%

(1) Unless otherwise noted, the mailing address of each beneficial owner is 3501-B N. Ponce de Leon Blvd., #393, St. Augustine, Florida 32084.

(2) Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of July 6, 2010 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(3) Percentage based upon 5,504,408 shares of class A common stock and 200,000 shares of class B common stock issued and outstanding as of July 6, 2010.

(4)  Includes 400,000 shares of common stock issuable upon conversion of outstanding options.  Does not include the shares of class B common stock, which are entitled to 10 votes per share.

(5)  Includes 100,000 shares of common stock issuable upon conversion of outstanding options.

(6)  Includes 500,000 shares of common stock issuable upon conversion of outstanding options.  Does not include the shares of class B common stock, which are entitled to 10 votes per share.

(7)  Mailing address is c/o CRT Investment Banking LLC, 262 Harbor Drive, 3rd Floor, Stamford, Connecticut 06902.

DESCRIPTION OF SECURITIES

Common Stock

Our certificate of incorporation provides that we have two classes of common stock: Class A common stock, which has one vote per share, and Class B common stock, which has ten votes per share. Our authorized capital stock consists of 210,000,000 shares , of which:

•	200,000,000 shares are designated as Class A common stock, with a par value of $0.0001 per share; and

•	10,000,000 shares are designated as Class B common stock, with no par value per share.

At July 6, 2010, we had outstanding 5.504.408 shares of class A common stock and 200,000 shares of class B common stock. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Only holders of class A common stock are entitled to share in all dividends that our Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share of class A common stock entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The common stock has no pre-emptive, subscription or conversion rights and there are no redemption provisions applicable to the common stock.

Preferred Stock

We are not authorized to issue shares of preferred stock.

Options

As of July 6, 2010 , we have issued 1,200,000 options to our Chief Executive Officer as follows:

# of Options	Vesting Date	Exercise Price	Expiration Date

400,000	Vested	$0.15	January 5, 2012
400,000	April 15, 2011	$0.90	April 15, 2013
400,000	April 15, 2012	$2.00	April 15, 2015

As of July 6, 2010 , we have issued 300,000 options to our Chief Financial Officer as follows:

# of Options	Vesting Date	Exercise Price	Expiration Date

100,000	Vested	$0.15	January 5, 2012
100,000	April 19, 2011	$0.90	April 19, 2013
100,000	April 19, 2012	$2.00	April 19, 2015

Warrants

None.

Convertible Securities

None.

Transfer Agent

The transfer agent for our Common Stock is Securities Transfer Corporation. The transfer agent’s address is 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034, and its telephone number is (469) 633-0101.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation and Bylaws, as amended, provides to the fullest extent permitted by Florida law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of these provisions of our Articles of Incorporation and Bylaws, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation and Bylaws, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices.  A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and, in the case of a principal transaction, a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions or to return borrowed shares in connection with such short sales, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We will pay certain fees and expenses incurred by us incident to the registration of the shares.

The Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder, unless an exemption therefrom is available.

The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of Common Stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person.  We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

SELLING STOCKHOLDERS

The following table sets forth the common stock ownership of the selling stockholders as of July 6, 2010 . Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

	Beneficial Ownership Prior to this Offering (1)			Beneficial Ownership After this Offering (2)
Selling Stockholder	Number of Shares	Percent of Class	Shares That May be Offered and Sold Hereby	Number of Shares	Percent of Class
Rosita Angeli	17,795	*	17,795	0	0%
Nathaniel Apel	19,524	*	9,524	10,000	*
Jose A. Arriaga	138,709	2.52%	138,709	0	0%
George Bickerstaff (3)	522,119	9.49%	522,119	0	0%
Daniel Blumin	7,353	*	7,353	0	0%
Benjamin Brussell	3,000	*	3,000	0	0%
Alan L. Busselman	11,000	*	11,000	0	0%
David Chancy	14,000	*	14,000	0	0%
Carlos M Cicilia	17,858	*	17,858	0	0%
Corporate Awareness Professionals, Inc. (4)	177,434	3.22%	40,000	137,434	2.50%
Jennifer Lamb Crosby	1,600	*	1,600	0	0%
Bernardo Davila	17,858	*	17,858	0	0%
Francisco Davila & Caroline Davila JTWROS	7,353	*	7,353	0	0%
Steven Jay Dell	1,017	*	1,017	0	0%
Mario Dicicco	5,239	*	5,239	0	0%
Christopher W. Driscoll	102,134	1.86%	102,134	0	0%
Steve Ebel	10,000	*	10,000	0	0%
Jason Glenn Eubank	29,167	*	19,167	10,000	*
Douglas E. Gore	10,000	*	10,000	0	0%
James Grochowski	28,321	*	28,321	0	0%
Ronny Halperin (5)	150,000	2.68%	50,000	100,000	1.82%
Brett W. Hansen	24,445	*	24,445	0	0%
Alan B Hays	8,334	*	8,334	0	0%
Chuck Jacobson	2,000	*	2,000	0	0%
Michael R. Jaeger	21,000	*	21,000	0	0%
Robert Jewell	11,667	*	11,667	0	0%
Martin Kaiser	834	*	834	0	0%
Ashely Marie Kinna	1,000	*	1,000	0	0%
Kenneth Konarzewski	38,056	*	38,056	0	0%
Michael J. Kotulski	15,455	*	5,455	10,000	*
Jennifer Sonya Lamb	834	*	834	0	0%
Ernest Robert Langlais	40,000	*	40,000	0	0%
Estella June Langlais	10,000	*	10,000	0	0%
William H. Mclamore Jr.	11,429	*	11,429	0	0%
Thomas Newslow &Angela Newslow JTWROS	8,334	*	8,334	0	0%
Patrick Zeno O'Brian	1,000	*	1,000	0	0%
Michael David Pate	35,000	*	35,000	0	0%
Edwin Scott Pate	16,000	*	16,000	0	0%
Val Pawlowski	17,334	*	17,334	0	0%
Thomas H. Perszyk	4,667	*	4,667	0	0%
Joseph D. Prall	13,334	*	13,334	0	0%
Tom Rickards (6)	2,374,024	40.21%	545,000	1,829,024	30.98%
Corey Rinker	16,667	*	16,667	0	0%
Steven Rogers	135,155	2.46%	135,155	0	0%
Robert Schwartz	500	*	500	0	0%
Steven Schwartz	3,000	*	3,000	0	0%
Steven Scott	3,492	*	3,492	0	0%
Sichenzia Ross Friedman Ference LLP (7)	140,000	2.54%	140,000	0	0%
Richard Silverman	10,167	*	10,167	0	0%
Donald E. Sparks Jr.	134,001	2.43%	123,667	10,334	*
Joseph Tetreault & Monica Tetreault JTWROS	25,912	*	25,912	0	0%
Stephan Tetreault & Candice Tetreault JTWROS	5,556	*	5,556	0	0%
Jeremy Lynn Teynor	5,682	*	5,682	0	0%
Daniel Thomas VanHeusden	11,667	*	11,667	0	0%
David Welsh	55,567	*	55,567	0	0%
TOTALS	4,493,594	74.84%	2,386,802	2,106,792	35.68%

* Less than 1%.

(1)	Percentage calculated on the basis of 5,504,408 shares of class A common stock outstanding on July 6, 2010.

(2)
Percentage calculated on the basis of  5,504,409 shares of common stock outstanding upon the completion of this offering and assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligations known to us to sell any shares of common stock at this time.

(3)
In 2008 and 2009, we entered into agreements with George Bickerstaff, a shareholder, pursuant to which we sold shares of common stock to Mr. Bickerstaff.  In connection with these sales of common stock, we granted Mr. Bickerstaff anti-dilution protection so that Mr. Bickerstaff’s beneficial ownership percentage of our common stock related to such sales remained unchanged until such time as our shares of common stock are registered with the Securities and Exchange Commission.  Since 2008, we have issued additional shares of our common stock to Mr. Bickerstaff pursuant to the anti-dilution provision.  Upon the effectiveness of the registration statement that this prospectus is a part of, the anti-dilution provision will be null and void.

(4)
Hank Zernla has voting and investment control over shares held by this entity. This entity provided investor relations services to us pursuant to a promotion and representation agreement dated as of February 21, 2008.

(5)	Mr. Halperin serves as our Chief Financial Officer. Beneficial ownership includes 100,000 shares of common stock issuable upon exercise of outstanding options.

(6)	Mr. Rickards serves as our Chief Executive Officer and director. Beneficial ownership includes 400,000 shares of common stock issuable upon exercise of outstanding options.

(7)	Gregory Sichenzia, Marc J. Ross, Richard A. Friedman and Michael Ference have shared voting and dispositive power over the shares held by Sichenzia Ross Friedman Ference LLP.

Securities Issued to the Selling Stockholders

From time to time since our formation in 1993, we have issued shares to the selling stockholders in exchange for cash, services rendered or transfer of intellectual property.  Except for the shares being registered for Sichenzia Ross Friedman Ference LLP, we have no contracts, commitments or obligations to register the shares included herein for resale.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.   Sichenzia Ross Friedman Ference LLP is also the holder of 140,000 shares of our common stock, all of which are included in this registration statement.

EXPERTS

CCR LLP, independent registered public accounting firm, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements as of December 31, 2009 and 2008 and for the years then ended and cumulative from inception of development stage that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm’s opinion based on their expertise in accounting and auditing.

AVAILABLE INFORMATION

We have not previously been required to comply with the reporting requirements of the Securities Exchange Act.  We have filed with the SEC a registration statement on Form S-1 to register the securities offered by this prospectus.  For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits filed as a part of the registration statement.

In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC's public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C.  20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC Internet site at http\\www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

ENERGY TELECOM, INC.
(A DEVELOPMENT STAGE COMPANY)

Report of Independent Registered Public Accounting Firm	F-1
Balance sheets as of December 31, 2009 and 2008	F-2
Statements of operations for the years ended December 31, 2009 and 2008 and cumulative from inception of development stage (August 22, 2000) through December 31, 2009	F-3
Statements of changes in stockholders’ equity (deficiency) cumulative from August 22, 2000 (inception of development stage) through December 31, 2009	F-4
Statements of cash flows for the years ended December 31, 2009 and 2008 and cumulative from inception of development stage (August 22, 2000) through December 31, 2009	F-6
Notes to financial statements	F-7

Balance sheets as of March 31, 2010 (unaudited) and December 31, 2009 (audited)	F-14
Statements of operations for the three months ended March 31, 2010 and 2009 and cumulative from inception of development stage (August 22, 2000) through March 31, 2010	F-15
Statements of changes in stockholders’ equity (deficiency) cumulative from August 22, 2000 (inception of development stage) through March 31, 2010	F-16
Statements of cash flows for the three months ended March 31, 2010 and 2009 and cumulative from inception of development stage (August 22, 2000) through March 31, 2010	F-18
Notes to financial statements	F-19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
     Energy Telecom, Inc.

We have audited the accompanying balance sheets of Energy Telecom, Inc. (a development stage company) as of December 31, 2009 and 2008, and the related statements of operations, changes in stockholders’ equity (deficiency) and cash flows for the years then ended and cumulative from inception of development stage (August 22, 2000) through December 31, 2009.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Energy Telecom, Inc. (a development stage company) as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years ended December 31, 2009 and 2008 and cumulative from inception of development stage (August 22, 2000) through December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Energy Telecom, Inc. will continue as a going concern. As reflected in the financial statements, Energy Telecom, Inc. has an accumulated deficit at December 31, 2009 and has suffered substantial net losses from inception of development stage, which raise substantial doubt about its ability to continue as a going concern. Management’s plans with regard to these matters are disclosed in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ CCR LLP

Glastonbury, Connecticut
March 19, 2010

ENERGY TELECOM, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
DECEMBER 31, 2009 AND 2008

ASSETS

	2009	2008
CURRENT ASSETS
Cash	$82,355	$122,244

	$82,355	$122,244

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

CURRENT LIABILITIES
Stockholder loans payable	$41,486	$54,486
Accrued interest	22,773	16,263
Total current liabilities	64,259	70,749

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY (DEFICIENCY)
Class A Common stock, $.0001 par value,
200,000,000 shares authorized, 25,435,716 and
23,472,795 shares issued and outstanding
at December 31, 2009 and 2008, respectively	2,543	2,346
Class B Common stock, no par value,
10,000,000 shares authorized, 1,000,000 shares	-	-
issued and outstanding at December 31, 2009 and 2008	-	-
Additional paid-in capital	3,328,527	3,192,412
Deficit accumulated prior to inception of development stage	(508,248)	(508,248)
Deficit accumulated during development stage	(2,804,726)	(2,635,015)
Total stockholders' equity (deficiency)	18,096	51,495
	$82,355	$122,244

The accompanying notes are an integral part of these financial statements.

ENERGY TELECOM, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008 AND CUMULATIVE FROM
INCEPTION OF DEVELOPMENT STAGE (AUGUST 22, 2000) THROUGH DECEMBER 31, 2009

			Cumulative from
			inception of
			development stage
			(August 22, 2000)
			through
	2009	2008	December 31, 2009

REVENUES	$-	$-	$-

EXPENSES
General and administrative expenses	164,244	228,640	2,730,288

Loss from operations	(164,244)	(228,640)	(2,730,288)

INTEREST EXPENSE	(6,510)	(17,528)	(78,196)
INTEREST INCOME	1,043	2,455	3,758

Loss before provision for income taxes	(169,711)	(243,713)	(2,804,726)

PROVISION FOR INCOME TAXES	-	-	-

Net loss	$(169,711)	$(243,713)	$(2,804,726)

Net loss per share, basic and diluted	$(0.01)	$(0.01)

Weighted average common shares
outstanding (Note 3)	25,610,291	20,564,369

The accompanying notes are an integral part of these financial statements.

ENERGY TELECOM, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
CUMULATIVE FROM AUGUST 22, 2000 (INCEPTION OF DEVELOPMENT STAGE) THROUGH DECEMBER 31, 2009

						Deficit	Deficit
						Accumulated	Accumulated	Total
					Additional	Prior to	During the	Stockholders'
	Class A Common Stock		Class B Common Stock		Paid-in	Development	Development	Equity
	Shares	Amount	Shares	Amount	Capital	Stage	Stage	(Deficiency)

Balance, August 22, 2000
(inception of development stage)	4,067,483	$4,067	-	$-	$490,563	$(508,248)	$-	$(13,618)
Issuance of common stock	55,783	56	-	-	29,944	-	-	30,000
Issuance of common stock in connection
with patent acquisitions	1,000,000	1,000	-	-	(1,000)	-	-	-
Net loss	-	-	-	-	-	-	(14,289)	(14,289)
Balance, December 31, 2000	5,123,266	5,123	-	-	519,507	(508,248)	(14,289)	2,093

Issuance of common stock	100,000	100	-	-	21,473	-	-	21,573
Issuance of common stock in connection
with consulting services	361,769	362	-	-	27,184	-	-	27,546
Net loss	-	-	-	-	-	-	(45,957)	(45,957)
Balance, December 31, 2001	5,585,035	5,585	-	-	568,164	(508,248)	(60,246)	5,255

Issuance of common stock	1,016,136	1,016	-	-	29,435	-	-	30,451
Issuance of common stock in connection
with consulting services	832,951	833	-	-	305,611	-	-	306,444
Issuance of common stock in connection
with patent acquisitions	2,500,000	2,500	-	-	(2,500)	-	-	-
Net loss	-	-	-	-	-	-	(353,172)	(353,172)
Balance, December 31, 2002	9,934,122	9,934	-	-	900,710	(508,248)	(413,418)	(11,022)

Issuance of common stock	58,575	59	-	-	31,802	-	-	31,861
Issuance of common stock in connection
with consulting services	96,640	97	-	-	32,214	-	-	32,311
Net loss	-	-	-	-	-	-	(55,639)	(55,639)
Balance, December 31, 2003	10,089,337	10,090	-	-	964,726	(508,248)	(469,057)	(2,489)

Issuance of common stock	49,423	49	-	-	29,951	-	-	30,000
Issuance of common stock in connection
with consulting services	792,400	792	-	-	455,009	-	-	455,801
Issuance of common stock in connection
with patent acquisitions	1,500,000	1,500	-	-	(1,500)	-	-	-
Effect of recapitalization	49,724,640	(6,215)	-	-	6,215	-	-	-
Balance, May 10, 2004	62,155,800	6,216	-	-	1,454,401	(508,248)	(469,057)	483,312
(after recapitalization)

Issuance of common stock in connection
with consulting services	10,000,000	1,000	-	-	999,000	-	-	1,000,000
Net loss	-	-	-	-	-	-	(1,499,196)	(1,499,196)
Balance, December 31, 2004	72,155,800	7,216	-	-	2,453,401	(508,248)	(1,968,253)	(15,884)

Issuance of common stock	2,100,000	210	-	-	39,790	-	-	40,000
Issuance of common stock in connection
with consulting services	1,677,051	168	-	-	40,693	-	-	40,861
Issuance of common stock in connection
with patent acquisitions	333,334	33	-	-	(33)	-	-	-
Net loss	-	-	-	-	-	-	(116,697)	(116,697)
Balance, December 31, 2005	76,266,185	7,627	-	-	2,533,851	(508,248)	(2,084,950)	(51,720)

Issuance of common stock	625,000	62	-	-	9,938	-	-	10,000
Issuance of common stock in connection
with consulting services	3,242,234	324	-	-	40,552	-	-	40,876
Issuance of common stock in connection
with patent acquisitions	8,000,000	800	-	-	(800)	-	-	-
Net loss	-	-	-	-	-	-	(77,889)	(77,889)
Balance, December 31, 2006	88,133,419	8,813	-	-	2,583,541	(508,248)	(2,162,839)	(78,733)

Issuance of common stock	14,141,244	1,414	-	-	188,572	-	-	189,986
Issuance of common stock in connection
with consulting services	1,660,000	166	-	-	27,118	-	-	27,284
Issuance of common stock in connection
with patent acquisitions	11,000,000	1,100	-	-	(1,100)	-	-	-
Share-based compensation	6,000,000	600	-	-	52,789	-	-	53,389
Net loss	-	-	-	-	-	-	(228,463)	(228,463)

Balance, December 31, 2007	120,934,663	12,093	-	-	2,850,920	(508,248)	(2,391,302)	(36,537)

The accompanying notes are an integral part of these financial statements.

ENERGY TELECOM, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
CUMULATIVE FROM AUGUST 22, 2000 (INCEPTION OF DEVELOPMENT STAGE) THROUGH DECEMBER 31, 2009 (Continued)

						Deficit	Deficit
						Accumulated	Accumulated	Total
					Additional	Prior to	During the	Stockholders'
	Class A Common Stock		Class B Common Stock		Paid-in	Development	Development	Equity
	Shares	Amount	Shares	Amount	Capital	Stage	Stage	(Deficiency)
Balance, December 31, 2007	120,934,663	$12,093	-	-	$2,850,920	$(508,248)	$(2,391,302)	$(36,537)
Effect of January 11, 2008 1:6 reverse
stock split	(100,778,886)	(10,078)	-	-	10,078	-	-	-
Issuance of common stock	2,017,018	201	-	-	200,345	-	-	200,546
Issuance of common stock in connection
with consulting services	300,000	30	-	-	27,632	-	-	27,662
Issuance of common stock in connection
with patent acquisitions	1,000,000	100	1,000,000	-	(100)	-	-	-
Shares to be issued in exchange for assignment of
promissory notes to shareholder	-	-	-	-	72,999	-	-	72,999
Share-based compensation	-	-	-	-	30,538	-	-	30,538
Net loss	-	-	-	-	-	-	(243,713)	(243,713)
Balance, December 31, 2008	23,472,795	2,346	1,000,000	-	3,192,412	(508,248)	(2,635,015)	51,495

Issuance of common stock	1,956,921	196	-	-	157,304	-	-	157,500
Issuance of common stock in connection
with consulting services	6,000	1	-	-	599	-	-	600
Shares to be issued in conjunction with
consulting services	-	-	-	-	1,300	-	-	1,300
Share-based compensation	-	-	-	-	(23,088)	-	-	(23,088)
Net loss	-	-	-	-	-	-	(169,711)	(169,711)

Balance, December 31, 2009	25,435,716	$2,543	1,000,000	$-	$3,328,527	$(508,248)	$(2,804,726)	$18,096

The accompanying notes are an integral part of these financial statements.

ENERGY TELECOM, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008 AND CUMULATIVE FROM
INCEPTION OF DEVELOPMENT STAGE (AUGUST 22, 2000) THROUGH DECEMBER 31, 2009

			Cumulative from
			inception of
			development stage
			(August 22, 2000)
			through
	2009	2008	December 31, 2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(169,711)	$(243,713)	$(2,804,726)
Adjustments to reconcile net loss to net cash used in
operating activities:
Consulting services provided in exchange for common stock	1,900	27,662	1,960,685
Share-based compensation	(23,088)	30,538	60,839
Changes in operating assets and liabilities:
Increase in accrued interest	6,510	17,528	77,936
Net cash used in operating activities	(184,389)	(167,985)	(705,266)

CASH FLOWS FROM FINANCING ACTIVITIES :
Proceeds from issuance of common stock	157,500	200,546	741,917
Proceeds from issuance of stockholder loans	-	-	91,615
Repayments of stockholder loans	(13,000)	(29,000)	(50,129)
Net cash provided by financing activities	144,500	171,546	783,403

NET (DECREASE) INCREASE IN CASH:	(39,889)	3,561	78,137

CASH, beginning of period	122,244	118,683	4,218
CASH, end of period	$82,355	$122,244	$82,355

Supplemental disclosure of cash flows information:
Non-cash financing activities:
Assignment of promissory notes and accrued interest in exchange
for stock to be issued	$-	$72,999	$72,999

The accompanying notes are an integral part of these financial statements.

ENERGY TELECOM, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 1 — NATURE OF OPERATIONS

Energy Telecom, Inc. (a development stage company) (the “Company”), formerly The Energy Corp., is an intellectual property exploitation company planning to provide patent protection to its manufacturing business partners so the Company may manufacture, market, distribute and sell worldwide a family of eyewear products delivering a full range of audio and optical information to mobile workers and recreational eyewear users.  The Company also manages and coordinates the process of its manufacturing business partners in manufacturing the product.  The Company’s Class A common shares are traded on the pink sheets under the symbol “ENRG.PK.”

NOTE 2 — GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.  As shown in the accompanying financial statements, the Company has not earned any revenues, has had recurring net losses, and has a deficit accumulated during development stage (August 22, 2000) through December 31, 2009 totaling approximately $2,805,000. In addition, Company’s loans payable to its officer/director are due on demand.  If the loans were to be called, the Company may be unable to meet these obligations. Also, the Company is in a position where its current cash on hand may not be adequate to cover all of its operating expenses. Further, no assurance can be given that the Company will maintain its cost structure as presently contemplated or raise additional capital on satisfactory terms.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company plans on issuing the remaining authorized but unissued shares to the extent available and to obtain debt financing to generate cash to cover short-falls in working capital as it continues to develop it products and operations. The Company expects that when it emerges from its development stage, operations will generate working capital sufficient to allow it to continue as a going concern.

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES

CODIFICATION

In June 2009, the Financial Accounting Standards Board (“FASB”) launched the FASB Accounting Standards Codification (“ASC”) as the single source of authoritative U.S. GAAP recognized by the FASB. The ASC reorganized various U.S. GAAP pronouncements into accounting topics and displays them using a consistent structure. Although the ASC was not intended to change U.S. GAAP, it superseded all previously existing accounting standards. Also, included in the ASC are rules and interpretive releases of the SEC, which are also sources of authoritative U.S. GAAP for SEC registrants. The ASC is effective for interim and annual periods ending after September 15, 2009. The adoption of the ASC as of July 1, 2009 had no impact on these financial statements other than changing the way specific accounting standards are referenced herein.

DEVELOPMENT STAGE COMPANY

Effective August 22, 2000, the Company is considered a development stage company as defined by ASC 915 “Development Stage Entities,” as it has no principal operations or revenue from any source.  Operations from the inception of the development stage have been devoted primarily to strategic planning, raising capital and developing revenue-generating opportunities through the acquisition and development of its patents.  Prior to entering the development stage on August 22, 2000, the Company sold manufacturing equipment in an unrelated business venture.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements.  Actual results could differ from those estimates.

ENERGY TELECOM, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES (Continued)

CASH AND CASH EQUIVALENTS

The Company considers financial instruments with an original maturity date of three months or less to be cash equivalents. The Company had no cash equivalents at December 31, 2009 and 2008.

PATENTS

The Company’s patents (U.S. 5,717,479, U.S. 6,012,812, U.S. 6,950,531, U.S. 7,133,532 and other international patents) which describe the general means for delivering sound through disposable sound attenuating components, are capitalized at the original cost, if purchased, or at the carrying basis of the transferor if contributed by an entity under common control.  Patent costs are amortized using the straight-line method over their estimated period of benefit remaining.  The Company evaluates the recoverability of patents annually taking into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists.  Costs of developing patents that are not specifically identifiable, that have indeterminate lives, or that are inherent in the continuation of the Company’s business are recognized as an expense when incurred.

SEGMENT REPORTING

Reportable operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. The financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. The Company has no reportable segments at December 31, 2009 and 2008.

SHARE-BASED COMPENSATION

Share-based compensation issued to employees is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period.  The Company measures the fair value of the share-based compensation issued to non-employees using the stock price observed in the arms-length private placement transaction nearest the measurement date (for stock transactions) or the fair value of the award (for non-stock transactions), which were considered to be more reliably determinable measures of fair value than the value of the services being rendered.  The measurement date is the earlier of (1) the date at which commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty’s performance is complete.

The Company measures the fair value of shares issued as share-based compensation to employees using the stock price observed in the arms-length private placement transaction nearest the measurement date, which was considered to be a more reliably determinable measure of fair value than the value of the services being rendered.  The measurement date is the earlier of (1) the date at which commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty’s performance is complete.

INCOME TAXES

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets are recognized, net of a valuation allowance, for the estimated future tax effects of deductible temporary differences and tax credit carry-forwards.  A valuation allowance against deferred tax assets is recorded when, and if, based upon available evidence, it is more likely than not that some or all deferred tax assets will not be realized.

There are no unrecognized tax benefits at December 31, 2009 and 2008. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.  There are no accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the year.  The Company has determined it has no uncertain tax positions at December 31, 2009

ENERGY TELECOM, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES (Continued)

NET LOSS PER COMMON SHARE

Basic loss per share (“EPS”) is computed by dividing the net loss attributable to the common stockholders (the numerator) by the weighted average number of shares of common stock outstanding (the denominator) during the reporting periods.  Diluted loss per share is computed by increasing the denominator by the weighted average number of additional shares that could have been outstanding from securities convertible into common stock, such as stock options and warrants (using the “treasury stock” method), unless their effect on net loss per share is antidilutive.  The effect of computing diluted loss per share is antidilutive and, as such, basic and diluted loss per share is the same for the years ended December 31, 2009 and 2008.

RECENT ACCOUNTING PRONOUNCEMENTS

In April 2009, the FASB issued FASB Staff Position No. FAS 107-1 and APB 28-1, “Interim Disclosure about Fair Value of Financial Instruments” (“FSP No. 107-1”), which is now codified within ASC 825 “Financial Instruments”. FSP No. 107-1 requires summarized disclosures in interim periods of the fair value of all financial instruments for which it is practicable to estimate that value, whether recognized or not recognized in the financial statements. Previous to FSP No. 107-1, such disclosures were required only for annual periods. The adoption of FSP No. 107-1 did not have an impact on these financial statements.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS No. 165”), which is now codified within ASC 855 “Subsequent Events” and amended by FASB Accounting Standards Update (“ASU”) 2010-09 “Amendments to Certain Recognition and Disclosure Requirements.” SFAS No. 165, as amended by ASU 2010-09, establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The adoption of SFAS No. 165 and ASU 2010-09 did not have an impact on these financial statements.

In April 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 142-3, “Determination of the Useful Life of Intangible Assets”, which is now codified into ASC 350 “Intangibles – Goodwill and Other”. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under U.S. GAAP. The objective of this FSP is to improve the consistency between the useful life used to amortize a recognized intangible asset to expense and the period of expected cash flows used to measure the fair value of the asset. This FSP applies to all recognized intangible assets, whether acquired in a business combination or otherwise. The adoption of this FSP did not have an impact on these financial statements.

NOTE 4 — FINANCIAL INSTRUMENTS

FAIR VALUE MEASUREMENTS

The Company has implemented the guidance in ASC 820, “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value, and expands the related disclosure requirements. This guidance only applies when the fair value measurement of assets and liabilities is required or permitted. Effective January 1, 2008, the Company adopted the disclosure requirements for financial assets and liabilities and effective January 1, 2009, the Company adopted the disclosure requirements for non-financial assets and liabilities. The Company does not currently have any financial or non-financial assets or liabilities measured at fair value, therefore the disclosure requirements of ASC 820 do not apply.

CONCENTRATIONS OF CREDIT RISK

The Company’s financial instrument that is exposed to a concentration of credit risk is cash.The Company has cash balances in certain financial institutions with amounts that occasionally exceed current federal deposit insurance limits.  The financial stability of these institutions is periodically reviewed by senior management.

ENERGY TELECOM, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 5 — STOCKHOLDER LOANS PAYABLE

The Company has received financing from the Company’s founder, Chief Executive Officer, President and majority stockholder (the “officer/director”). The stockholder loans bear interest of 10% per annum, compounding annually and are due on demand.

The following table summarizes stockholder loans payable as of December 31, 2009 and 2008:

	2009	2008
Loans payable, due on demand, interest at 10%	$41,486	$54,486
Accrued interest	22,773	16,263
	$64,259	$70,749

The Company recognized interest expense associated with the loans of $6,510 and $7,399 for the years ended December 31, 2009 and 2008, respectively, and $22,773 for the period from inception of development stage (August 22, 2000) through December 31, 2009.

NOTE 6 — PROMISSORY NOTES

Prior to development stage the Company issued two promissory notes.  The first promissory note of $25,000 was signed and agreed to on March 10, 1995 with an interest rate of 18% per annum, compounding annually. The second promissory note of $5,000 was signed on July 16, 1996 with an interest rate of 12% per annum, compounding annually.  On December 31, 2008, the remaining principal balance of the promissory notes and accrued interest thereon totaling $72,999, were assigned to the Company’s officer/director in exchange for common stock to be issued. The Company recognized interest expense related to these notes totaling $-0- and $10,129 for the years ended December 31, 2009 and 2008, respectively, and $55,423 for the period from inception of development stage (August 22, 2000) through December 31, 2009.

NOTE 7 — STOCKHOLDERS’ EQUITY

RECAPITALIZATIONS

On May 10, 2004, the Company amended its Articles of Incorporation to increase the number of authorized shares from 21,000,000 shares, par value $.001 (the “pre-amendment” shares), to 200,000,000 shares, par value $.0001 (the “post-amendment” shares). On May 10, 2004, immediately following execution of the amendment, the Company affected a 5:1 stock split, where each stockholder received five shares of post-amendment common stock in exchange for each share of pre-amendment common stock.

On January 11, 2008, the Company affected a 1:6 reverse stock split.  As a result, earnings per share data has been retroactively adjusted for all periods presented.

On September 24, 2008 the Company created Class B Common stock that provides that the holders of such stock shall have ten votes for each share of such stock held, and further provided the such Class B Common shares shall have no right to receive a dividend and shall have no rights to receive the assets of the Corporation upon dissolution. The Company authorized 10,000,000 shares of Class B Common and issued 1,000,000 such shares to the officer/director of the Company.

PRIVATE PLACEMENTS

During the period from inception of development stage (August 22, 2000) to December 31, 2009 the Company completed private placements of 7,857,471 shares of Class A common stock, as adjusted for the 5:1 stock split which occurred on May 10, 2004 and the 1:6 stock split which occurred on January 11, 2008, and has received proceeds totaling $741,917.

The Company has an agreement with an investor who purchased shares of Class A common stock whereby the investor’s ownership percentage is to remain fixed until such time as the Company registers its Class A shares under the Securities Exchange Act of 1933.

ENERGY TELECOM, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 7 — STOCKHOLDERS’ EQUITY (Continued)

SHARE-BASED COMPENSATION

In August, 2007 the Company issued 6,000,000 shares of Class A common stock to the officer/director.  The Company recognized share-based compensation expense relating to this issuance totaling $53,389 for the year ended December 31, 2007 and for the period from inception of development stage (August 22, 2000) through December 31, 2009.

SHARES ISSUED TO CONSULTANTS

During the period from inception of development stage (August 22, 2000) to December 31, 2009 the Company issued 14,505,681 shares of Class A common stock, as adjusted for the 5:1 stock split which occurred on May 10, 2004 and the 1:6 stock split which occurred on January 11, 2008, to consultants for services rendered totaling $1,959,385.

SHARES ISSUED FOR PATENTS

During the period from inception of development stage (August 22, 2000) to December 31, 2009 the Company issued 7,388,889 shares of Class A common stock, as adjusted for the 5:1 stock split which occurred on May 10, 2004 and the 1:6 stock split which occurred on January 11, 2008 and 1,000,000 shares of Class B common stock, to the officer/director referred to in Note 3 as consideration for the contribution of patents to the Company.  As the officer/director controls the Company (see Note 10), the patents were each recorded at $ -0- , which represents the carrying amount of the transferor at the date of transfer.

SHARES TO BE ISSUED

As further described in Note 6, during 2008 the Company’s officer/director assumed two promissory notes in exchange for a distribution of shares of Class A common stock to be issued. These shares are classified as to-be-issued at December 31, 2009 and 2008.

During 2009, the Company obtained consulting services in exchange for a promise to issue 10,000 shares of Class A common stock valued at $1,300 at the measurement date. These shares are classified as to-be-issued at December 31, 2009.

NOTE 8 — STOCK OPTIONS

On August 7, 2007, the Company entered into an agreement with an independent consultant (the “Agreement”) to provide product development and strategic planning services. Pursuant to this agreement, in addition to other forms of compensation payable to the consultant, the consultant was eligible to receive up to 750,000 non-qualified stock options for shares of Class A common stock.

Upon execution of the Agreement, the consultant received 83,333 stock options with an exercise price of $0.075 per share, which was 50% of the fair market value of the price of the Company’s stock on the date of the Agreement. These options fully vested on August 7, 2008. The fair market value on the grant date was determined to be $0.089 per share using the Black-Scholes option-pricing model and the following assumptions: exercise price of $0.075 per share; market price of an underlying share of the Company’s stock of $0.15; expected life 2 years; volatility of 66%; no dividend yield; and a risk free rate of 2.457%. During 2008, the Company recorded compensation expense of $7,449 in connection with these stock options.  During 2009, these options expired upon termination of the Agreement.

Under the Agreement, the consultant was entitled to receive 333,333 stock options at the time that the Company’s product was introduced for sale and the Company received revenue from that sale (the “Performance Options”). When issued, the Performance Options were to have an exercise price of $0.075 per share, which was 50% of the fair market value of the price of the Company’s stock on the date the Agreement was executed.  For the years ended December 31, 2009 and 2008, the Company did not recognize compensation expense related to Performance Options as the then-current lowest aggregate fair value of the options was determined to be $-0-.  As a result of the termination of the Agreement during 2009, this provision expired and no Performance Options were issued.

ENERGY TELECOM, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 8 — STOCK OPTIONS (Continued)

Under the terms of the Agreement, the consultant was to receive 166,667 stock options at the time the Company’s publicly traded stock price reached an average trading level of $0.25 for any ten calendar days and an additional 166,667 stock options at the time the Company’s publicly traded stock price reached an average trading level of $0.50 for any ten calendar days (collectively the “Market Options”). When granted, the Market Options were to have an exercise price of $0.075 per share, which was 50% of the fair market value of the price of the Company’s stock on the date the agreement was executed.  For the year ended December 31, 2008, the Company recognized compensation expense related to these options based on the then-current fair value of the options as determined using the Black-Scholes option pricing model. The weighted-average fair value of the Market Options at December 31, 2008 was determined to be $0.069 per share using the Black-Scholes option-pricing model and the following weighted-average assumptions: exercise price of $0.075 per share; market price of an underlying share of the Company’s stock of $0.25; expected life 1.6 years; volatility of 229%; no dividend yield; and a risk free rate of 0.764%. During 2008, the Company recorded compensation expense of $23,088 in connection with these stock options.

During 2009, as a result of the termination of the Agreement, this provision expired prior to the achievement of the market conditions and no Market Options were issued. Accordingly, the Company has reversed previously recognized compensation expense related to the Market Options totaling $23,088.

The following table summarizes the stock option activity during the years ended December 31, 2009 and 2008:
Options	Shares	Weighted-Average Exercise Price

Balance at December 31, 2007	-	$-
Granted	83,333	0.075
Exercised	-	-
Forfeited or expired	-	-
Balance at December 31, 2008	83,333	0.075

Granted	-	-
Exercised	-	-
Forfeited or expired	(83,333)	(0.075)
Balance at December 31, 2009	-	$-
Vested and exercisable at December 31, 2009	-	$-
Weighted average remaining contractual term (in years)	-

NOTE 9 — INCOME TAXES

At December 31, 2009, the Company had accumulated losses of approximately $3,312,000, of which approximately $835,000 relates to periods subsequent to the Company’s conversion to a C corporation on January 1, 2005 and thus may be offset against future taxable income, if any, which expire through 2029.

Effective tax expense based on the federal statutory rate is reconciled with the actual tax expense for the years ended December 31, 2009 and 2008 as follows:

	2009	2008
Statutory federal income tax	34%	34%
Valuation allowance on net deferred tax assets	(34)	(34)
	-%	-%

ENERGY TELECOM, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 9 — INCOME TAXES (Continued)

The components of the net deferred tax asset (liability) at December 31, 2009 and 2008 are as follows:

Deferred tax assets:	2009	2008
Net operating losses	$284,000	$227,000
Valuation allowance	(284,000)	(227,000)
Net deferred tax assets	$-	$-

The Company evaluates a variety of factors in determining the amount of the deferred income taxes to be recognized, including the Company’s earnings history. As of December 31, 2009 and 2008, the Company has fully reserved the value of its deferred tax assets as it cannot determine that the ultimate realization of those assets is more likely than not.

NOTE 10 — COMMITMENTS AND CONTINGENCIES

The Company is not currently aware of any pending or threatened legal proceedings to which it is or would be a party, or any proceedings being contemplated by governmental authorities against it, its officer/director, or any officers or directors relating to their services on the Company’s behalf.

NOTE 11 — RELATED PARTY TRANSACTIONS

During 2007, the Company entered into an operating lease agreement for office space with the officer/director.  The officer/director has agreed to sublet space to the Company for a fixed fee of $1,150 on a month-to-month basis.  Total rent expense for the years ended December 31, 2009 and 2008 was $18,000 and $13,800.

As described in Notes 6 and 7, during 2008 the Company’s officer/director assumed promissory notes and accrued interest thereon totaling $72,999. During the period from inception through December 31, 2009, the Company has issued 7,388,889 shares of common stock to the Company’s officer/director in exchange for patents.

NOTE 12 — CONTROL

As of December 31, 2009, the officer/director owns more than 51% of the Company’s common stock.  Therefore, the officer/director has the effective power to elect all members of the Board of Directors and to control the vote on substantially all other matters.

NOTE 13 – CONTINGENCY

As further described in Note 6, during 2008 the Company’s officer/director assumed two promissory notes between the Company and two third parties. The Company transferred these liabilities to the officer/director without receiving the consent of the debt holders. In the event that the officer/director is unable to repay either of the promissory notes, the Company may be held responsible to make payments under the original promissory note agreements. The Company has not recorded any liability associated with this contingency as of December 31, 2009 or 2008 as it considers the likelihood it will have to make these payments remote.

NOTE 14 – SUBSEQUENT EVENTS

During the period from December 31, 2009 through March 15, 2010, the Company issued 861,855 shares of Class A Common Stock in exchange for cash totaling $89,800 and 27,820 shares to consultants in exchange for services performed valued at $3,188.

ENERGY TELECOM, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

	March 31, 2010	December 31, 2009
	(Unaudited)	(Audited)

ASSETS
CURRENT ASSETS
Cash	$123,368	$82,355
	$123,368	$82,355

LIABILITIES & STOCKHOLDERS EQUITY (DEFICIENCY)
CURRENT LIABILTIES
Stockholder loans payable	$38,486	$41,486
Accrued interest	24,302	22,773
Total current liabilities	62,788	64,259
STOCKHOLDERS' EQUITY (DEFICIENCY)
Class A common stock, $.0001 par value
200,000,000 shares authorized, 26,523,420 and 25,435,716
shares issued and outstanding at March 31, 2010 (unaudited)
and December 31, 2009, respectively	2,652	2,543
Class B common stock, no par value
10,000,000 shares authorized, 1,000,000 shares issued and
Outstanding at March 31, 2010 (unaudited) and
December 31, 2009	-	-
Additional paid-in capital	3,441,206	3,328,527
Deficit accumulated prior to inception of development stage	(508,248)	(508,248)
Deficit accumulated during development stage	(2,875,030)	(2,804,726)
Total stockholders' equity (deficiency)	60,580	18,096
	$123,368	$82,355

The accompanying notes are an integral part of these financial statements.

ENERGY TELECOM, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
(UNAUDITED)

			Cumulative from
			inception of
			development stage
			(August 22, 2000)
	Three Months Ended March 31,		through
	2010	2009	March 31, 2010

REVENUES	$-	$-	$-

EXPENSES
General and administrative expenses	68,963	21,734	2,799,251

Loss from operations	(68,963)	(21,734)	(2,799,251)

INTEREST EXPENSE	(1,529)	(1,763)	(79,725)
INTEREST INCOME	188	152	3,946

Loss before provision for income taxes	(70,304)	(23,345)	(2,875,030)

PROVISION FOR INCOME TAXES	-	-	-

Net loss	$(70,304)	$(23,345)	$(2,875,030)

Net loss per share, basic and diluted	nil	nil

Weighted average commons shares
outstanding, basic and diluted (Note 3)	26,668,563	23,374,690

The accompanying notes are an integral part of these financial statements.

ENERGY TELECOM, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
CUMULATIVE FROM AUGUST 22, 2000 (INCEPTION OF DEVELOPMENT STAGE) THROUGH MARCH 31, 2010

						Deficit	Deficit
						Accumulated	Accumulated
					Additional	Prior to	During the	Total
	Class A Common Stock		Class B Common Stock		Paid-in	Development	Development	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Stage	Stage	Equity (Deficiency)

Balance, August 22, 2000
(inception of development stage)	4,067,483	$4,067	-	$-	$490,563	$(508,248)	$-	$(13,618)
Issuance of common stock	55,783	56	-	-	29,944	-	-	30,000
Issuance of common stock in connection
with patent acquisitions	1,000,000	1,000	-	-	(1,000)	-	-	-
Net loss	-	-	-	-	-	-	(14,289)	(14,289)
Balance, December 31, 2000	5,123,266	5,123	-	-	519,507	(508,248)	(14,289)	2,093
			-	-
Issuance of common stock	100,000	100	-	-	21,473	-	-	21,573
Issuance of common stock in connection
with consulting services	361,769	362	-	-	27,184	-	-	27,546
Net loss	-	-	-	-	-	-	(45,957)	(45,957)
Balance, December 31, 2001	5,585,035	5,585	-	-	568,164	(508,248)	(60,246)	5,255

Issuance of common stock	1,016,136	1,016	-	-	29,435	-	-	30,451
Issuance of common stock in connection
with consulting services	832,951	833	-	-	305,611	-	-	306,444
Issuance of common stock in connection
with patent acquisitions	2,500,000	2,500	-	-	(2,500)	-	-	-
Net loss	-	-	-	-	-	-	(353,172)	(353,172)
Balance, December 31, 2002	9,934,122	9,934	-	-	900,710	(508,248)	(413,418)	(11,022)

Issuance of common stock	58,575	59	-	-	31,802	-	-	31,861
Issuance of common stock in connection
with consulting services	96,640	97	-	-	32,214	-	-	32,311
Net loss	-	-	-	-	-	-	(55,639)	(55,639)
Balance, December 31, 2003	10,089,337	10,090	-	-	964,726	(508,248)	(469,057)	(2,489)

Issuance of common stock	49,423	49	-	-	29,951	-	-	30,000
Issuance of common stock in connection
with consulting services	792,400	792	-	-	455,009	-	-	455,801
Issuance of common stock in connection
with patent acquisitions	1,500,000	1,500	-	-	(1,500)	-	-	-
Effect of recapitalization	49,724,640	(6,215)	-	-	6,215	-	-	-
Balance, May 10, 2004	62,155,800	6,216	-	-	1,454,401	(508,248)	(469,057)	483,312
(after recapitalization)

Issuance of common stock in connection
with consulting services	10,000,000	1,000	-	-	999,000	-	-	1,000,000
Net loss	-	-	-	-	-	-	(1,499,196)	(1,499,196)
Balance, December 31, 2004	72,155,800	7,216	-	-	2,453,401	(508,248)	(1,968,253)	(15,884)

Issuance of common stock	2,100,000	210	-	-	39,790	-	-	40,000
Issuance of common stock in connection
with consulting services	1,677,051	168	-	-	40,693	-	-	40,861
Issuance of common stock in connection
with patent acquisitions	333,334	33	-	-	(33)	-	-	-
Net loss	-	-	-	-	-	-	(116,697)	(116,697)
Balance, December 31, 2005	76,266,185	7,627	-	-	2,533,851	(508,248)	(2,084,950)	(51,720)

Issuance of common stock	625,000	62	-	-	9,938	-	-	10,000
Issuance of common stock in connection
with consulting services	3,242,234	324	-	-	40,552	-	-	40,876
Issuance of common stock in connection
with patent acquisitions	8,000,000	800	-	-	(800)	-	-	-
Net loss	-	-	-	-	-	-	(77,889)	(77,889)
Balance, December 31, 2006	88,133,419	8,813	-	-	2,583,541	(508,248)	(2,162,839)	(78,733)

Issuance of common stock	14,141,244	1,414	-	-	188,572	-	-	189,986
Issuance of common stock in connection
with consulting services	1,660,000	166	-	-	27,118	-	-	27,284
Issuance of common stock in connection
with patent acquisitions	11,000,000	1,100	-	-	(1,100)	-	-	-
Share-based compensation	6,000,000	600	-	-	52,789	-	-	53,389
Net loss	-	-	-	-	-	-	(228,463)	(228,463)

Balance, December 31, 2007	120,934,663	12,093	-	-	2,850,920	(508,248)	(2,391,302)	(36,537)

The accompanying notes are an integral part of these financial statements.

ENERGY TELECOM, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
CUMULATIVE FROM AUGUST 22, 2000 (INCEPTION OF DEVELOPMENT STAGE) THROUGH MARCH 31, 2010

						Deficit	Deficit
						Accumulated	Accumulated	Total
					Additional	Prior to	During the	Stockholders'
	Class A Common Stock		Class B Common Stock		Paid-in	Development	Development	Equity
	Shares	Amount	Shares	Amount	Capital	Stage	Stage	(Deficiency)
Balance, December 31, 2007	120,934,663	$12,093	-	$-	$2,850,920	$(508,248)	$(2,391,302)	$(36,537)
Effect of January 11, 2008 1:6 reverse
stock split	(100,778,886)	(10,078)	-	-	10,078	-	-	-
Issuance of common stock	2,017,018	201	-	-	200,345	-	-	200,546
Issuance of common stock in connection
with consulting services	300,000	30	-	-	27,632	-	-	27,662
Issuance of common stock in connection
with patent acquisitions	1,000,000	100	1,000,000	-	(100)	-	-	-
Shares to be issued in exchange for assignment of
promissory notes to shareholder	-	-	-	-	72,999	-	-	72,999
Share-based compensation	-	-	-	-	30,538	-	-	30,538
Effect of 1:6 share split	-							-
Net loss	-	-	-	-	-	-	(243,713)	(243,713)
Balance, December 31, 2008	23,472,795	2,346	1,000,000	-	3,192,412	(508,248)	(2,635,015)	51,495

Issuance of common stock	1,956,921	196	-	-	157,304			157,500
Issuance of common stock in connection
with consulting services	6,000	1	-	-	599			600
Issuance of common stock in connection
with patent acquisitions	-	-	-	-	1,300			1,300
Share-based compensation	-	-	-	-	(23,088)			(23,088)
Net loss	-	-	-	-			(169,711)	(169,711)
Balance, December 31, 2009	25,435,716	2,543	1,000,000	-	3,328,527	(508,248)	(2,804,726)	18,096

Issuance of common stock (unaudited)	1,049,884	105	-	-	109,495	-	-	109,600
Issuance of common stock in connection
with consulting services (unaudited)	27,820	3	-	-	3,185	-	-	3,188
Issuance of shares
previously classified
as to be issued (unaudited)	10,000	1	-	-	(1)	-	-	-
Net loss (unaudited)	-	-	-	-	-	-	(70,304)	(70,304)

Balance, March 31, 2010	26,523,420	$2,652	1,000,000	$-	3,441,206	$(508,248)	$(2,875,030)	$60,580

The accompanying notes are an integral part of these financial statements.

ENERGY TELECOM, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 AND CUMULATIVE FROM
INCEPTION OF DEVELOPMENT STAGE (AUGUST 22, 2000) THROUGH MARCH 31, 2010
(UNAUDITED)

			Cumulative from
			inception of
			development stage
			(August 22, 2000)
	Three Months Ended March 31,		through
	2010	2009	March 31, 2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(70,304)	$(23,345)	$(2,875,030)
Adjustments to reconcile net loss to net cash used in operating activities:
Consulting services provided in exchange for common stock	3,188	-	1,963,873
Share-based compensation	-	(5,321)	60,839
Changes in operating assets and liabilities:
Increase in accrued interest	1,529	1,763	79,465
Net cash used in operating activities	(65,587)	(26,903)	(770,853)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	109,600	-	851,517
Proceeds from issuance of stockholder loans	-	-	91,615
Repayments of stockholder loans	(3,000)	(1,000)	(53,129)
Net cash provided by (used in) financing activities	106,600	(1,000)	890,003

NET INCREASE (DECREASE) IN CASH:	41,013	(27,903)	119,150

CASH, beginning of period	82,355	122,244	4,218
CASH, end of period	$123,368	$94,341	$123,368

Supplemental disclosure of cash flows information:
Non-cash financing activities:
Distribution of promissory notes and accrued interest in exchange
for stock to be issued	$-	$-	$72,999

The accompanying notes are an integral part of these financial statements.

ENERGY TELECOM, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2010 AND 2009

NOTE 1 — NATURE OF OPERATIONS/BASIS OF PRESENTATION

Energy Telecom, Inc. (a development stage company) (the “Company”), formerly The Energy Corp., is an intellectual property exploitation company planning to provide patent protection to its manufacturing business partners so the Company may manufacture, market, distribute and sell worldwide a family of eyewear products delivering a full range of audio and optical information to mobile workers and recreational eyewear users.  The Company also manages and coordinates the process of its manufacturing business partners in manufacturing the product.  The Company’s Class A common shares are traded on the pink sheets under the symbol “ENRG.PK.”

The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and Rule 10-01 of Regulation S-X. Accordingly, these interim condensed financial statements do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America for complete financial statements.

All adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included in these unaudited interim financial statements. Operating results for the three month periods presented are not necessarily indicative of the results that may be expected for any other interim period or for the full year. The balance sheet at December 31, 2009 has been derived from audited financial statements. The unaudited interim financial statements should be read in conjunction with the financial statements and footnotes thereto for the year ended December 31, 2009 and cumulative from inception of development stage (August 22, 2000) through December 31, 2009.

NOTE 2 — GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.  As shown in the accompanying financial statements, the Company has not earned any revenues, has had recurring net losses, and has a deficit accumulated during development stage (August 22, 2000) through March 31, 2010 totaling approximately $2,875,000. In addition, Company’s loans payable to its officer/director are due on demand.  If the loans were to be called, the Company may be unable to meet these obligations. Also, the Company is in a position where its current cash on hand may not be adequate to cover all of its operating expenses. Further, no assurance can be given that the Company will maintain its cost structure as presently contemplated or raise additional capital on satisfactory terms.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company plans on issuing the remaining authorized but unissued shares to the extent available and to obtain debt financing to generate cash to cover short-falls in working capital as it continues to develop it products and operations. The Company expects that when it emerges from its development stage, operations will generate working capital sufficient to allow it to continue as a going concern.

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES

DEVELOPMENT STAGE COMPANY

Effective August 22, 2000, the Company is considered a development stage company as defined by Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 915 “Development Stage Entities,” as it has no principal operations or revenue from any source.  Operations from the inception of the development stage have been devoted primarily to strategic planning, raising capital and developing revenue-generating opportunities through the acquisition and development of its patents.  Prior to entering the development stage on August 22, 2000, the Company sold manufacturing equipment in an unrelated business venture.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements.  Actual results could differ from those estimates.

ENERGY TELECOM, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2010 AND 2009

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES (Continued)

CASH AND CASH EQUIVALENTS

The Company considers financial instruments with an original maturity date of three months or less to be cash equivalents. The Company had no cash equivalents at March 31, 2010 and 2009.

PATENTS

The Company’s patents (U.S. 5,717,479, U.S. 6,012,812, U.S. 6,950,531, U.S. 7,133,532 and other international patents) which describe the general means for delivering sound through disposable sound attenuating components, are capitalized at the original cost, if purchased, or at the carrying basis of the transferor if contributed by an entity under common control.  Patent costs are amortized using the straight-line method over their estimated period of benefit remaining.  The Company evaluates the recoverability of patents annually taking into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists.  Costs of developing patents that are not specifically identifiable, that have indeterminate lives, or that are inherent in the continuation of the Company’s business are recognized as an expense when incurred.

SEGMENT REPORTING

Reportable operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. The financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. The Company has no reportable segments.

SHARE-BASED COMPENSATION

Share-based compensation issued to employees is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period.  The Company measures the fair value of the share-based compensation issued to non-employees using the stock price observed in the arms-length private placement transaction nearest the measurement date (for stock transactions) or the fair value of the award (for non-stock transactions), which were considered to be more reliably determinable measures of fair value than the value of the services being rendered.  The measurement date is the earlier of (1) the date at which commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty’s performance is complete.

The Company measures the fair value of shares issued as share-based compensation to employees using the stock price observed in the arms-length private placement transaction nearest the measurement date, which was considered to be a more reliably determinable measure of fair value than the value of the services being rendered.  The measurement date is the earlier of (1) the date at which commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty’s performance is complete.

INCOME TAXES

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets are recognized, net of a valuation allowance, for the estimated future tax effects of deductible temporary differences and tax credit carry-forwards. A valuation allowance against deferred tax assets is recorded when, and if, based upon available evidence, it is more likely than not that some or all deferred tax assets will not be realized.

There are no unrecognized tax benefits at March 31, 2010 and December 31, 2009. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. There are no accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the year.  The Company has determined it has no uncertain tax positions at March 31, 2010.

ENERGY TELECOM, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2010 AND 2009

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES (Continued)

NET LOSS PER COMMON SHARE

Basic loss per share is computed by dividing the net loss attributable to the common stockholders (the numerator) by the weighted average number of shares of common stock outstanding (the denominator) during the reporting periods.  Diluted loss per share is computed by increasing the denominator by the weighted average number of additional shares that could have been outstanding from securities convertible into common stock, such as stock options and warrants (using the “treasury stock” method), unless their effect on net loss per share is antidilutive.  The effect of computing diluted loss per share is antidilutive and, as such, basic and diluted loss per share is the same for the three months ended March 31, 2010 and 2009.

RECENT ACCOUNTING PRONOUNCEMENTS

The following are recent accounting pronouncements that have affected our financial statements or may affect them in the future.

In January 2010, the FASB issued ASU No. 2010-06, “Improving Disclosures about Fair Value Measurements,” to amend existing guidance in FASB ASC 820,” Fair Value Measurements and Disclosures” and to expand and clarify existing disclosures regarding recurring and nonrecurring fair value measurements.  The amendments in this ASU were effective on January 1, 2010 for our interim and annual reporting and are not expected to have an impact on these unaudited interim financial statements.

In February 2010, the FASB issued ASU No. 2010-09, “Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements.” The amendments in this ASU remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of accounting principles generally accepted in the United States of America. All of the amendments in this ASU were effective for the Company upon the FASB’s issuance of ASU No. 2010-09. The only effect of our adoption of this ASU on these unaudited interim financial statements was to not disclose the date through which subsequent events have been evaluated in preparing these financial statements.

NOTE 4 — FINANCIAL INSTRUMENTS

FAIR VALUE MEASUREMENTS

The Company has implemented the guidance in ASC 820, “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value, and expands the related disclosure requirements. This guidance only applies when the fair value measurement of assets and liabilities is required or permitted. The Company does not currently have any financial or non-financial assets or liabilities measured at fair value, therefore the disclosure requirements of ASC 820 do not apply.

CONCENTRATIONS OF CREDIT RISK

The Company’s financial instrument that is exposed to a concentration of credit risk is cash.The Company has cash balances in certain financial institutions with amounts that occasionally exceed current federal deposit insurance limits.  The financial stability of these institutions is periodically reviewed by senior management.

ENERGY TELECOM, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2010 AND 2009

NOTE 5 — STOCKHOLDER LOANS PAYABLE

The Company has received financing from the Company’s founder, Chief Executive Officer, President and majority stockholder (the “officer/director”). The stockholder loans bear interest of 10% per annum, compounding annually and are due on demand.

The following table summarizes stockholder loans payable as of March 31, 2010 (unaudited) and December 31, 2009:

	March 31, 2010	December 31, 2009
Loans payable, due on demand, interest at 10%	$38,486	$41,486
Accrued interest	24,302	22,773
	$62,788	$64,259

The Company recognized interest expense associated with the loans of $1,529 and $1,763 for the three months ended March 31, 2010 and 2009, respectively.

NOTE 6 — PROMISSORY NOTES

Prior to development stage the Company issued two promissory notes.  The first promissory note of $25,000 was signed and agreed to on March 10, 1995 with an interest rate of 18% per annum, compounding annually. The second promissory note of $5,000 was signed on July 16, 1996 with an interest rate of 12% per annum, compounding annually.  On December 31, 2008, the remaining principal balance of the promissory notes and accrued interest thereon totaling $72,999, were assigned to the Company’s officer/director in exchange for 583,992 shares of Class A common stock to be issued. The Company recognized no interest expense related to these notes for the three months ended March 31, 2010 and 2009, respectively, and $55,423 for the period from inception of development stage (August 22, 2000) through March 31, 2010.

NOTE 7 — STOCKHOLDERS’ EQUITY

RECAPITALIZATIONS

On May 10, 2004, the Company amended its Articles of Incorporation to increase the number of authorized shares from 21,000,000 shares, par value $.001 (the “pre-amendment” shares), to 200,000,000 shares, par value $.0001 (the “post-amendment” shares). On May 10, 2004, immediately following execution of the amendment, the Company affected a 5:1 stock split, where each stockholder received five shares of post-amendment common stock in exchange for each share of pre-amendment common stock.

On January 11, 2008, the Company affected a 1:6 reverse stock split.  As a result, earnings per share data has been retroactively adjusted for all periods presented.

On September 24, 2008 the Company created Class B Common stock that provides that the holders of such stock shall have ten votes for each share of such stock held, and further provided the such Class B Common shares shall have no right to receive a dividend and shall have no rights to receive the assets of the Corporation upon dissolution. The Company authorized 10,000,000 shares of Class B Common and issued 1,000,000 such shares to the officer/director of the Company.

PRIVATE PLACEMENTS

During the period from inception of development stage (August 22, 2000) to March 31, 2010 the Company completed private placements of 8,907,356 shares of Class A common stock, as adjusted for the 5:1 stock split which occurred on May 10, 2004 and the 1:6 stock split which occurred on January 11, 2008, and has received proceeds totaling $851,517.

The Company has an agreement with an investor who purchased shares of Class A common stock whereby the investor’s ownership percentage is to remain fixed until such time as the Company registers its Shares under the Securities Exchange Act of 1933.

ENERGY TELECOM, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2010 AND 2009

NOTE 7 — STOCKHOLDERS’ EQUITY (Continued)

SHARE-BASED COMPENSATION

In August, 2007 the Company issued 6,000,000 shares of common stock to the officer/director.  The Company recognized share-based compensation expense relating to this issuance totaling $53,389 for the period from inception of development stage (August 22, 2000) through March 31, 2010.

SHARES ISSUED TO CONSULTANTS

During the period from inception of development stage (August 22, 2000) to March 31, 2010 the Company issued 14,533,501 shares of common stock, as adjusted for the 5:1 stock split which occurred on May 10, 2004 and the 1:6 stock split which occurred on January 11, 2008, to consultants for services rendered totaling $1,963,873.

SHARES ISSUED FOR PATENTS

During the period from inception of development stage (August 22, 2000) to March 31, 2010 the Company issued 7,388,889 shares of Class A common stock, as adjusted for the 5:1 stock split which occurred on May 10, 2004 and the 1:6 stock split which occurred on January 11, 2008 and 1,000,000 shares of Class B common stock, to the officer/director referred to in Note 3 as consideration for the contribution of patents to the Company.  As the officer/director controls the Company (see Note 12), the patents were each recorded at $ -0- , which represents the carrying amount of the transferor at the date of transfer.

SHARES TO BE ISSUED

As further described in Note 6, during 2008 the Company’s officer/director assumed two promissory notes in exchange for a distribution of shares of common stock to be issued. These shares are classified as to be issued at March 31, 2010.

During 2009, the Company obtained consulting services in exchange for a promise to issue 10,000 shares of Class A common stock valued at $1,300 at the measurement date. These shares were issued during the three months ended March 31, 2010.

NOTE 8 — STOCK OPTIONS

On August 7, 2007, the Company entered into an agreement with an independent consultant (the “Agreement”) to provide product development and strategic planning services. Pursuant to this agreement, in addition to other forms of compensation payable to the consultant, the consultant was eligible to receive up to 750,000 non-qualified stock options.

Upon execution of the Agreement, the consultant received 83,333 stock options with an exercise price of $0.075 per share, which was 50% of the fair market value of the price of the Company’s stock on the date of the Agreement. These options fully vested on August 7, 2008. The fair market value on the grant date was determined to be $0.089 per share using the Black-Scholes option-pricing model and the following assumptions: exercise price of $0.075 per share; market price of an underlying share of the Company’s stock of $0.15; expected life 2 years; volatility of 66%; no dividend yield; and a risk free rate of 2.457%. During 2008, the Company recorded compensation expense of $7,449 in connection with these stock options. There was no compensation expense recorded in connection with this grant during the three months ended March 31, 2010 or 2009.

Under the Agreement, the consultant was entitled to receive 333,333 stock options at the time that the Company’s product was introduced for sale and the Company received revenue from that sale (the “Performance Options”). When issued, the Performance Options were to have an exercise price of $0.075 per share, which was 50% of the fair market value of the price of the Company’s stock on the date the Agreement was executed.  For the three months ended March 31, 2010 and 2009, the Company did not recognize compensation expense related to Performance Options as the then-current lowest aggregate fair value of the options was determined to be $-0- as of the respective reporting dates.

ENERGY TELECOM, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2010 AND 2009

NOTE 8 — STOCK OPTIONS (Continued)

Under the terms of the Agreement, the consultant was to receive 166,667 stock options at the time the Company’s publicly traded stock price reached an average trading level of $0.25 for any ten calendar days and an additional 166,667 stock options at the time the Company’s publicly traded stock price reached an average trading level of $0.50 for any ten calendar days (collectively the “Market Options”). When granted, the Market Options were to have an exercise price of $0.075 per share, which was 50% of the fair market value of the price of the Company’s stock on the date the agreement was executed. For the three months ended March 31, 2009, the Company recognized compensation expense related to these options based on the then-current fair value of the options as of March 31, 2010. The weighted-average fair value of the Market Options at March 31, 2009 was determined to be $14,805 per share using the Black-Scholes option-pricing model and the following weighted-average assumptions: exercise price of $0.075 per share; market price of an underlying share of the Company’s stock of $0.20; expected life of 1.35 years; volatility of 225%; no dividend yield; and a risk free rate of 0.799%. During 2009, as a result of the termination of the Agreement, this provision expired prior to the achievement of the market conditions and no Market Options were issued. Accordingly, the Company has not recognized compensation expense related to the Market Options during the three months ended March 31, 2010.

The following table summarizes the stock option activity since inception of development stage (August 22, 2000) through March 31, 2010:
Options	Shares	Weighted-Average Exercise Price
Balance at December 31, 2007	-	$-
Granted	83,333	0.075
Exercised	-	-
Forfeited or expired	-	-
Balance at December 31, 2008	83,333	0.075

Granted	-	-
Exercised	-	-
Forfeited or expired	(83,333)	(0.075)
Balance at December 31, 2009	-	$-

Granted	-	-
Exercised	-	-
Forfeited or expired	-	-
Balance at March 31, 2010	-	$-

Vested and exercisable at March 31, 2010	-	$-
Weighted average remaining contractual term (in years)	-

NOTE 9 — INCOME TAXES

At March 31, 2010, the Company had accumulated losses of approximately $3,383,000, of which approximately $905,000 relates to periods subsequent to the Company’s conversion to a C corporation on January 1, 2005 and thus may be offset against future taxable income, if any, which expire through 2029.

The Company evaluates a variety of factors in determining the amount of the deferred income taxes to be recognized, including the Company’s earnings history. As of March 31, 2010, the Company has fully reserved the value of its deferred tax assets as it cannot determine that the ultimate realization of those assets is more likely than not.

NOTE 10 — COMMITMENTS AND CONTINGENCIES

The Company is not currently aware of any pending or threatened legal proceedings to which it is or would be a party, or any proceedings being contemplated by governmental authorities against it, its officer/director, or any officers or directors relating to their services on the Company’s behalf.

ENERGY TELECOM, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2010 AND 2009

NOTE 11 — RELATED PARTY TRANSACTIONS

During 2007, the Company entered into an operating lease agreement for office space with the officer/director.  The officer/director has agreed to sublet space to the Company for a fixed fee of $1,150 on a month-to-month basis.  Total rent expense for the three months ended March 31, 2010 and 2009 was $5,250 and $3,450, respectively.

As described in Notes 6 and 7, during 2008 the Company’s officer/director assumed promissory notes and accrued interest thereon totaling $72,999. During the period from inception through March 31, 2010, the Company has issued 7,388,889 shares of common stock to the Company’s officer/director in exchange for patents.

NOTE 12 — CONTROL

As of March 31, 2010, the officer/director owns more than 41% of the Company’s issued and outstanding Class A common stock and 100% of the Company’s issued and outstanding Class B common stock.  Therefore, the officer/director has the effective power to elect all members of the Board of Directors and to control the vote on substantially all other matters.

NOTE 13 – CONTINGENCY

As further described in Note 6, during 2008 the Company’s officer/director assumed two promissory notes between the Company and two third parties. The Company transferred these liabilities to the officer/director without receiving the consent of the debt holders. In the event that the officer/director is unable to repay either of the promissory notes, the Company may be held responsible to make payments under the original promissory note agreements. The Company has not recorded any liability associated with this contingency as of March 31, 2010 as it considers the likelihood it will have to make these payments remote.

NOTE 14 – SUBSEQUENT EVENTS

Shares Issued to SEC Counsel

During May 2010, the Company issued 700,000 shares of Class A common stock valued at $123,800 to its corporate SEC counsel in exchange for legal services.

Employment Agreement – Tom Rickards

The Company entered into a 20 year employment agreement with Mr. Rickards on April 15, 2010 to serve as President and Chief Executive Officer. Pursuant to the employment agreement, Mr. Rickards shall receive annual compensation of $36,000 in 2010, $100,000 in 2011, $125,000 in 2012, $175,000 in 2013 and $200,000 in 2014 and thereafter. Mr. Rickards received options to purchase 6,000,000 shares of the Company’s Class A common stock, with 2,000,000 options exercisable immediately at $0.03 per share, expiring January 5, 2012, 2,000,000 options exercisable April 15, 2011 at $0.18 per share, expiring April 15, 2013 and 2,000,000 options exercisable April 15, 2012 at $0.40 per share, expiring April 15, 2015.

In addition, Mr. Rickards is entitled to participate in any and all benefit plans, from time to time, in effect for the Company’s employees, along with vacation, sick and holiday pay in accordance with policies established and in effect from time to time. Further, the Company shall provide full medical, dental and vision insurance plans for Mr. Rickards and his immediate family.  Mr. Rickards is reimbursed $700 per month for automobile expenses.

In the event Mr. Rickards is terminated without cause, or resigns for certain “good reasons” the Company is required to pay Mr. Rickards a severance payment.  The severance payment is the salary and benefits amount owed under the respective employment agreement from the date of termination through the remaining term of the employment agreement, plus a lump sum amount equal to two times Mr. Rickards then current base salary, as well as to provide all benefits through the remaining term of the employment agreement.

ENERGY TELECOM, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2010 AND 2009

NOTE 14 – SUBSEQUENT EVENTS (Continued)

In the event of a change in control, Mr. Rickards shall have the right to purchase such number of shares of common stock of the Company representing 10% of the total shares in the public market, at a price equal to 50% of the then current fair market value on the date of the change in control.

Consulting Agreement - Ronny Halperin

The Company entered into a five year consulting agreement with Mr. Ronny Halperin on April 15, 2010 to serve as Chief Financial Officer. At the end of the initial term and upon each one year anniversary thereafter, the agreement will automatically renew for another one year.  Mr. Halperin received options to purchase 1,500,000 shares of the Company’s Class A common stock, with 500,000 options exercisable immediately at $0.03 per share, expiring January 5, 2012, 500,000 options exercisable April 19, 2011 at $0.18 per share, expiring April 19, 2013 and 500,000 options exercisable April 19, 2012 at $0.40 per share, expiring April 19, 2015.

2,386,802 Shares

Common Stock

PROSPECTUS

__________, 2010

Dealer Prospectus Delivery Obligation

Until [*], 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is set forth in this prospectus. We are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. Our business, financial condition, results of operation and prospects may have changed after the date of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC Registration fee	$ 153.16
Accounting fees and expenses	10,000.00	*
Legal fees and expenses	100,000.00	*
Miscellaneous	5,000.00	*
TOTAL	$115,153.16	*

* Estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation and Bylaws, as amended, provides to the fullest extent permitted by Florida law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of these provisions of our Articles of Incorporation and Bylaws, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation and Bylaws, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

On August 8, 2007, we issued an aggregate of 55,000 shares of our common stock to seven accredited investors for consulting and website services rendered.  The common shares were valued at $0.50 per share for total consideration of $27,500. The shares were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

On August 8, 2007, we issued an aggregate of 65,167 shares of our common stock to four accredited investors for $28,100. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended.

On August 20, 2007, we issued 200,000 shares of our common stock to Thomas Rickards, our Chief Executive Officer, for retirement of deferred salary in the amount of $60,000. The shares were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

On August 20, 2007, we issued 166,667 shares of our common stock to one investor for $50,000. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended.

On September 15, 2007, we issued an aggregate of 165,779 shares of our common stock to 20 accredited investors for $87,900. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended.

On December 11, 2007, we issued an aggregate of 9,404 shares of our common stock to three accredited investors for $5,210. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended.

On December 11, 2007, we issued 334 shares of our common stock to one investor for consulting services rendered.  The common shares were valued at $0.50 per share for total consideration of $175. The shares were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

On December 16, 2007, we issued 20,637 shares of our common stock to one investor pursuant to an anti-dilution protection provision. The shares were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

On January 11, 2008, we effected a reverse stock split of common stock whereby every six shares of common stock were converted into one share of common stock (rounding up for fractional shares).

On January 28, 2008, we issued 66,800 shares of our common stock to one investor for $48,096. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended.

On January 28, 2008, we issued 1,248 shares of our common stock to one investor pursuant to an anti-dilution protection provision. The shares were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

On April 1, 2008, we issued an aggregate of 72,223 shares of our common stock to 10 accredited investors for $32,000. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended.

On April 1, 2008, we issued an aggregate of 56,000 shares of our common stock to three accredited investors for consulting services rendered.  The common shares were valued at $0.45 per share for total consideration of $24,812. The shares were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

On April 16, 2008, we issued one share of our common stock to one investor relating to a rounding error from our reverse stock split in January 2008.

On May 11, 2008, we issued an aggregate of 116,834 shares of our common stock to three accredited investors for $52,600. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended.

On May 11, 2008, we issued 200,000 shares of our common stock to Thomas Rickards, our Chief Executive Officer, for the transfer of a trademark to us. The common shares were valued at $0.45 per share for total consideration of $90,000. The shares were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

On July 15, 2008, we issued an aggregate of 88,334 shares of our common stock to four accredited investors for $33,125. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended.

On August 21, 2008, we issued an aggregate of 35,834 shares of our common stock to three accredited investors for $21,500 . The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended.

On October 8, 2008, we issued an aggregate of 11,334 shares of our common stock to two accredited investors for $7,025. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended.

On October 8, 2008, we issued 200,000 shares of our Class B common stock to Thomas Rickards, our Chief Executive Officer, for the transfer of patents to us. The Class B common shares were valued at $0.45 per share for total consideration of $90,000. The shares were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

On November 7, 2008, we issued 4,000 shares of our common stock to one investor for $3,200. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended.

On December 10, 2008, we issued 2,000 shares of our common stock to one investor for consulting services rendered.  The common shares were valued at $0.625 per share for total consideration of $1,250. The shares were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

On December 18, 2008, we issued 4,800 shares of our common stock to one investor for $3,000. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended.

On January 5, 2009, we issued 47,952 shares of our common stock to one investor pursuant to an anti-dilution protection provision. The shares were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

On May 15, 2009, we issued an aggregate of 63,754 shares of our common stock to 10 accredited investors for $37,500. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended.

On May 15, 2009, we issued 1,200 shares of our common stock to one investor for website services rendered.  The common shares were valued at $0.50 per share for total consideration of $600. The shares were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

On May 18, 2009, we issued 30,000 shares of our common stock to one investor for $20,000. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended.

On June 4, 2009, we issued 7,502 shares of our common stock to one investor for $5,000. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended.

On June 26, 2009, we issued 7,502 shares of our common stock to one investor for $5,000. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended.

On July 9, 2009, we issued 15,038 shares of our common stock to one investor for $10,000. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended.

On July 14, 2009, we issued 22,557 shares of our common stock to one investor for $15,000. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended.

On July 22, 2009, we issued 105,264 shares of our common stock to one investor for $50,000. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended.

On July 22, 2009, we issued 69,240 shares of our common stock to one investor pursuant to an anti-dilution protection provision. The shares were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

On October 21, 2009, we issued 22,557 shares of our common stock to one investor for $15,000. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended.

On January 13, 2010, we issued 30,000 shares of our common stock to one investor for $15,000. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended.

On January 19, 2010, we issued an aggregate of 20,000 shares of our common stock to two accredited investors for $8,000. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended.

On January 21, 2010, we issued 2,000 shares of our common stock to one investor for accounting services rendered in connection with calculating the value of options granted using the Black-Scholes option-pricing model .  The common shares were valued at $0.40 per share for total consideration of $800. The shares were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

On January 28, 2010, we issued 6,993 shares of our common stock to one investor for $5,000. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended.

On February 4, 2010, we issued an aggregate of 12,778 shares of our common stock to two accredited investors for $8,500. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended.

On February 4, 2010, we issued 2,564 shares of our common stock to one investor for consulting services rendered.  The common shares were valued at $0.60 per share for total consideration of $1,538. The shares were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

On February 23, 2010, we issued an aggregate of 89,283 shares of our common stock to 11 accredited investors for $45,300. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended.

On February 12, 2010, we issued 3,000 shares of our common stock to one investor for consulting services rendered.  The common shares were valued at $0.55 per share for total consideration of $1,650. The shares were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

On March 4, 2010, we issued 13,334 shares of our common stock to one investor for $8,000. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended.

On March 19, 2010, we issued an aggregate of 37,600 shares of our common stock to five accredited investors for $18,800. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended.

On May 5, 2010, we issued 5,682 shares of our common stock to one investor for $5,000. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended.

On May 11, 2010, we issued 140,000 shares of our common stock to Sichenzia Ross Friedman Ference LLP for legal services. The common shares were valued at $0.90 per share for total consideration of $123,800. The shares were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

On May 18, 2010, we issued 10,000 shares of our common stock to one investor for $5,000. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended.

On June 15, 2010, we issued 10,000 shares of our common stock to one investor for $5,000. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended.

On June 16, 2010, we issued 24,000 shares of our common stock to one investor for $15,000. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended.

On June 28, 2010, we effected a reverse stock split of common stock whereby every five shares of common stock were converted into one share of common stock (rounding up for fractional shares).

On June 30, 2010, we issued 10,000 shares of our common stock to one investor for $5,000. The securities were issued in a private placement transaction pursuant to Regulation D under the Securities Act of 1933, as amended.

* All of the above offerings and sales were deemed to be exempt under either rule 506 of Regulation D and Section 4(2) or Rule 902 of Regulation S of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Energy Telecom or executive officers of Energy Telecom, and transfer was restricted by Energy Telecom in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section are unaffiliated with us.

ITEM 16. EXHIBITS.

The following exhibits are included as part of this Form S-1. References to “the Company” in this Exhibit List mean Energy Telecom, Inc., a Florida corporation.

Exhibit No.           Description

3.01
Articles of Incorporation and amendments thereto, filed as an exhibit to the Registration Statement on Form S-1, filed with the Securities and Exchange Commission (the “Commission”) on June 8, 2010 and incorporated herein by reference.

3.02	Bylaws, filed as an exhibit to the Registration Statement on Form S-1, filed with the Commission on June 8, 2010 and incorporated herein by reference.

5.01	Opinion of Sichenzia Ross Friedman Ference LLP.

10.01
Employment Agreement, dated as of April 15, 2010, by and between Energy Telecom, Inc. and Thomas Rickards, filed as an exhibit to the Registration Statement on Form S-1, filed with the Commission on June 8, 2010 and incorporated herein by reference.

10.02
Consulting Agreement, dated as of April 19, 2010, by and between Energy Telecom, Inc. and Ronny Halperin, filed as an exhibit to the Registration Statement on Form S-1, filed with the Commission on June 8, 2010 and incorporated herein by reference.

10.03
Letter Purchase Agreement, dated as of August 2, 2007, from Energy Telecom, Inc. to George Bickerstaff, filed as an exhibit to the Registration Statement on Form S-1, filed with the Commission on June 8, 2010 and incorporated herein by reference.

10.04
Promotion and Representation Agreement, dated as of February 21, 2008, by and between Energy Telecom, Inc. and Corporate Awareness Professionals, Inc., filed as an exhibit to the Registration Statement on Form S-1, filed with the Commission on June 8, 2010 and incorporated herein by reference.

10.05
Letter Purchase Agreement, dated as of May 6, 2008, from Energy Telecom, Inc. to George Bickerstaff, filed as an exhibit to the Registration Statement on Form S-1, filed with the Commission on June 8, 2010 and incorporated herein by reference.

10.06
Memorandum of Understanding, dated as of June 20, 2008, by and between Energy Telecom, Inc. and Samsin USA, LLC, filed as an exhibit to the Registration Statement on Form S-1, filed with the Commission on June 8, 2010 and incorporated herein by reference.

10.07
Beta Production Contract, dated as of July 14, 2008, by and between Energy Telecom, Inc. and Samsin USA, LLC, filed as an exhibit to the Registration Statement on Form S-1, filed with the Commission on June 8, 2010 and incorporated herein by reference.

10.08
Supply and Purchase Exclusivity Agreement, dated as of October 9, 2009, by and between Energy Telecom, Inc. and Samsin USA, LLC, filed as an exhibit to the Registration Statement on Form S-1, filed with the Commission on June 8, 2010 and incorporated herein by reference.

10.09
Consulting Agreement, dated as of November 20, 2008, by and between Energy Telecom, Inc. and Jennifer Cauble, filed as an exhibit to the Registration Statement on Form S-1, filed with the Commission on June 8, 2010 and incorporated herein by reference.

10.10
Letter Purchase Agreement, dated as of July 17, 2009, from Energy Telecom, Inc. to George Bickerstaff, filed as an exhibit to the Registration Statement on Form S-1, filed with the Commission on June 8, 2010 and incorporated herein by reference.

23.01	Consent of CCR LLP

23.02	Opinion of Sichenzia Ross Friedman Ference LLP (contained in Exhibit 5.1)

24.01	Power of Attorney, filed as an exhibit to the Registration Statement on Form S-1, filed with the Commission on June 8, 2010 and incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1)           File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)           Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)           Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii)           Include any additional or changed material information on the plan of distribution.

(2)           For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)           File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)           For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1/A and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of St. Augustine, State of Florida, on July 9, 2010.

ENERGY TELECOM, INC.

Date: July 9, 2010	By: /s/ THOMAS RICKARDS
Thomas Rickards
Chief Executive Officer (Principal Executive Officer) and Director

Date: July 9, 2010	By: /s/ RONNY HALPERIN
Ronny Halperin
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date
/s/ THOMAS RICKARDS Thomas Rickards	Chief Executive Officer (Principal Executive Officer) and Director	July 9, 2010
/s/ RONNY HALPERIN Ronny Halperin	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 9, 2010